As filed with the Securities and Exchange Commission on September 21, 2007

Registration No. 333-145477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DUNE ENERGY, INC.

(Name of registrant as specified in its charter)

Delaware	95-4737507
(State or Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

Two Shell Plaza, 777 Walker Street, Suite 2450

Houston, Texas 77002

(713) 229-6300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Watt, Chief Executive Officer

Dune Energy, Inc.

Two Shell Plaza, 777 Walker Street, Suite 2450

Houston, Texas 77002

(713) 229-6300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Matthew S, Cohen, Esq.

Eaton & Van Winkle LLP

3 Park Avenue, 16th Floor

New York, New York 10016

(212) 779-9910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
10% Senior Redeemable Convertible Preferred Stock	260,159(1)	$1,000.00	$260,159,000	$7,986.88(2)
Common Stock, $.001 par value per share	86,719,666(3)	—	—	Not Applicable (4)
Common Stock, $.001 par value per share	10,555,866(5)(6)	$2.28(7)	$20,067,374.48	$738.87(7)
		Total:	$280,226,374.48	$8,725.75(8)

(1)	Represents (a) 216,000 shares of our 10% Senior Redeemable Convertible Preferred Stock issued in connection with a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended, and (b) 44,159 additional shares of our 10% Senior Redeemable Convertible Preferred Stock issuable in connection with quarterly dividends, payable thereunder, at our option in cash or in kind by delivery of shares of 10% Senior Redeemable Convertible Preferred Stock, through the first eight quarterly dividend periods, based on an initial dividend rate of 10% per annum or $29.44 for the initial quarterly dividend period from May 15, 2007 to August 31, 2007 and $25.00 for all subsequent quarterly dividend periods, commending September 1, 2007, subject to adjustment under certain circumstances as provided in the Certificate of Designations for the 10% Senior Redeemable Convertible Preferred Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) promulgated under the Securities Act of 1933, as amended, on the basis of the liquidation preference in the amount of $1,000 per share of preferred stock.

(3)	Represents 86,719,666 shares of our common stock that are initially issuable upon conversion of the 10% Senior Redeemable Convertible Preferred Stock being registered hereby, or approximately 333.33 shares of our common stock issued for each share of preferred stock based on an initial conversion price of $3.00 per share of our common stock, subject to adjustment under certain circumstances. The conversion rate is subject to adjustment upon the occurrence of stock dividends, stock splits, and similar transactions described in the Certificate of Designations for the 10% Senior Redeemable Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock to be registered also includes an indeterminate number of shares that may become issuable upon conversion of the 10% Senior Redeemable Convertible Preferred Stock as a result of such adjustments.

(4)	The shares of our common stock issuable upon conversion of the preferred stock will be issued for not additional consideration and, therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

(5)	Includes 10,055,866 shares of common stock issued in connection with our acquisition of all of the capital stock of Goldking Energy Corporation on May 15, 2007.

(6)	Includes 500,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants granted on September 26, 2006. Such warrants are exercisable until September 26, 2015 at an initial exercise price of $1.35 per share.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices ($2.34 and $2.22) of our common stock on the American Stock Exchange as reported on August 10, 2007.

(8)	$7,370.07 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is declared effective. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

Subject to Completion, Dated September 21, 2007

260,159 Shares of 10% Senior Redeemable Convertible Preferred Stock

and

97,275,532 Shares of Common Stock

This prospectus relates to the resale from time to time of up to (i) 260,159 shares of our 10% Senior Redeemable Convertible Preferred Stock, having a liquidation preference of $1,000 per share (the “Preferred Stock”), and (ii) 97,275,532 shares of our common stock, $.001 par value per share (the “Common Stock”), consisting of 86,719,666 shares initially issuable upon conversion of the Preferred Stock, up to 10,055,866 shares previously issued in connection with the Goldking Acquisition described below and up to 500,000 shares issuable upon exercise of outstanding warrants granted under the September 2006 Loan Transaction described below. The Preferred Stock and the Common Stock being offered for resale under this prospectus are sometimes collectively referred to as the “Registered Stock.”

The Registered Stock is being offered to the public market by those individuals listed in the section of this prospectus entitled “Selling Security Holders.” The selling security holders, by themselves or through brokers and dealers, may offer and sell the Registered Stock being offered for resale under this prospectus at prevailing market prices or in transactions at negotiated prices. We will not receive any proceeds from the sale of the Registered Stock, but will bear the costs relating to the registration thereof.

The Registered Stock was issued in connection with the following transactions, each of which was previously disclosed by us in our Current Reports on Forms 8-K filed with the Securities and Exchange Commission (“SEC”) on each of September 28, 2006, April 18, 2007, May 21, 2007 and June 8, 2007, as applicable, and incorporated by reference elsewhere in this prospectus:

•

on May 15, 2007 we issued 180,000 shares of our Preferred Stock in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended, for aggregate gross proceeds of $180 million (the “May 2007 Transaction”);

•

on June 5, 2007 we issued an additional 36,000 shares of our Preferred Stock for aggregate gross proceeds of $36 million upon the initial purchaser’s exercise of that option to purchase additional shares of Preferred Stock granted in the May 2007 Transaction;

•

on May 15, 2007 we issued 10,055,866 shares of our common stock as partial consideration for our acquisition of all of the outstanding shares of capital stock of Goldking Energy Corporation under that stock purchase and sale agreement dated effective April 13, 2007 with Goldking Energy Holdings, L.P., (the “Goldking Acquisition”);

•

on May 15, 2007, we filed with the State of Delaware our Company’s Certificate of Designations for the Preferred Stock, providing for the issuance at our option of additional shares of our Preferred Stock as “payment in kind” with respect to dividends payable quarterly to holders of our Preferred Stock, or up to 44,159 additional shares of Preferred Stock, through the first eight quarterly dividend periods, calculated as described elsewhere in this prospectus under “Description of Preferred Stock – Dividends” and “– Method of Payment of Dividends;” and

•

on September 26, 2006 we issued warrants, exercisable for up to 500,000 shares of our common stock, subject to adjustment, at an initial exercise price of $1.35 per share, as further consideration to lenders in connection with a $50 million credit commitment to us (the “September 2006 Loan Transaction”).

Our common stock is traded on the American Stock Exchange under the symbol “DNE”. On September 18, 2007, the closing price of our common stock on the American Stock Exchange was $2.12. The Preferred Stock is currently eligible for trading in The PortalSM Market.

Investing in our Preferred Stock and shares of our Common Stock being offered for resale under this prospectus involves a high degree of risk. See “ Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Registered Stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is differed. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted. You should not assume that the information contained or incorporated in this prospectus is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the new notes being registered in that registration statement of which this prospectus forms a part.

The date of this prospectus is _________, 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the SEC using a “shelf” registration, or continuous offering, process. Under this shelf registration process, the selling security holders may, from time to time in one or more offerings, sell or otherwise dispose of (i) up to 260,159 shares of our Preferred Stock and (ii) 97,275,532 shares of our Common Stock, consisting of 86,719,666 shares initially issuable upon conversion of the Preferred Stock, up to 10,055,866 shares issued in the Goldking Acquisition and up to 500,000 shares issuable upon exercise of warrants issued in the September 2006 Loan Transaction. This prospectus provides you with a general description of the shares of our Preferred Stock and Common Stock that may be offered by the selling security holders. See the sections of this prospectus entitled “Description of Preferred Stock” and “Description of Capital Stock.” Descriptions of the transactions pursuant to which the Registered Stock were issued or will become issuable are incorporated by reference elsewhere in this prospectus.

Each time a selling security holder sells or otherwise disposes of securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

Moreover, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You may refer to the registration statement and the exhibits thereto for more information about our securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

Unless otherwise indicated or the context requires otherwise, references in this prospectus, or the documents incorporated by reference into this prospectus, to “Dune,” the “Company,” “our company,” “we,” “our” and “us” refer to Dune Energy, Inc. and its subsidiaries. References to “Goldking” relate to the business conducted by Goldking Energy Corporation. We acquired the business of Goldking on May 15, 2007. In addition, references to D&M or the D&M Reserve Report in this prospectus, or the documents incorporated by reference in to this prospectus, refer to DeGolyer and MacNaughton, our independent petroleum engineers and reserve reports prepared by D&M, and references to “CG&A” and the “CG&A Reserve Report” refer to Cawley, Gillespie & Associates, Inc., Goldking’s independent petroleum engineers and reserve reports prepared by CG&A.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. All documents which we have filed on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov.

These SEC filings are also available to the public from commercial document retrieval services. Our SEC filings are also available on our corporate website at www.duneenergy.com under the heading “Investor Relations.” You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

Dune Energy, Inc. Two Shell Plaza, 777 Walker Street, Suite 2450 Houston, Texas 77002 Phone: 713-229-6300

Our common stock is listed and traded on the American Stock Exchange under the trading symbol “DNE.” Our reports, proxy statements and other information can also be read at the offices of AMEX at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the Registered Stock that may be offered by this prospectus is sold.

This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the SEC:

(a)	Our Quarterly Report for the fiscal quarter ended June 30, 2007 on Form 10-Q filed on August 14, 2007;

(b)	Our Current Report on Form 8-K/A dated and filed on July 26, 2007;

(c)	Our Current Report on Form 8-K dated and filed on June 8, 2007;

(d)	Our Information Statement on Schedule 14C dated and filed on May 21, 2007;

(e)	Our Current Report on Form 8-K dated and filed on May 21, 2007;

(f)	Our Quarterly Report for the fiscal quarter ended March 31, 2007 on Form 10-Q filed on May 15, 2007 and Form 10-Q/A filed on September 21, 2007;

(g)	Our Current Report on Form 8-K/A dated and filed on April 30, 2007

(h)	Our Current Report on Form 8-K dated and filed on April 24, 2007

(i)	Our Annual Report for the year ended December 31, 2006 on Form 10-KSB filed on April 2, 2007 and Form 10-KSB/A filed on April 20, 2007;

(j)	Our Current Report on Form 8-K dated and filed on April 20, 2007;

(k)	Our Current Report on Form 8-K dated and filed on April 18, 2007; and

(l)	Any report on Form 8-K, or parts thereof, meeting the requirements of Form S-3 filed after the date of filing of the registration statement of which this prospectus is a part and before the date of termination of this offering, which states that it, or any part thereof, is being incorporated by reference herein.

This prospectus shall also be deemed to incorporate by reference the description of our common stock contained in our Registration Statement on Form 8-A under Section 12(b) of the Securities Exchange Act filed with the SEC by us on May 4, 2005.

This prospectus shall further be deemed to incorporate by reference all subsequent annual reports filed on Form 10-K, and all subsequent filings on Forms 10-Q and 8-K, or their equivalent forms under Regulation S-B, if applicable, that are filed by us pursuant to the Exchange Act prior to the termination of the offering made by this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2450, Houston, Texas 77002 or by telephone at: 713-229-6300. Our SEC filings are also available on our corporate website at www.duneenergy.com under the heading “Investor Relations.”

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	operating results following our acquisition of Goldking may not be as expected;

•	competitive pressure among companies in the industries in which we operate may increase significantly;

•	costs or difficulties related to the integration of the businesses of our Company and Goldking may be greater than expected;

•	adverse changes in the interest rate environment may reduce interest margins, adversely affect our asset values or increase our borrowing costs;

•	general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

•	legislation or regulatory changes may adversely affect the businesses in which we are engaged;

•	the effect of technological changes or obsolescence relating to our products and services;

•	the effects of government regulation or shifts in government policy, as they may relate to our products and services;

•	the uncertainty of the productivity of drilled oil and natural gas wells may adversely affect our ability to produce oil and/or natural gas in commercial quantities;

•	decreases in natural gas and oil prices may materially adversely affect our financial condition;

•	hurricanes and other tropical weather disturbances could disproportionately affect our production or transportation due to our geographic concentration;

•

significant changes in the cost or availability of natural gas gathering systems, pipelines and processing facilities may affect our ability to produce and market natural gas on a commercial basis; and

•	adverse changes may occur in the securities markets generally.

You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in “Risk Factors,” and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

Except as we may be required under the federal securities laws, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. However, you are advised to consult any additional disclosures we make in our annual, quarterly and current reports to the on Forms 10-K, Form 10-Q and Form 8-K, respectively, or their equivalent forms under Regulation S-B, if applicable. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights certain information concerning our business and this offering and is qualified in its entirety by the more detailed information and financial statements, pro forma information, and notes thereto, incorporated by reference elsewhere in this prospectus. The “Description of the Preferred Stock “ and “Plan of Distribution” sections of this prospectus contains a more detailed information regarding the terms and conditions of the Preferred Stock and the offering You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in either our Preferred Stock or the shares of our Common Stock covered by this prospectus. The summary below of the principal terms and conditions of the Preferred Stock is also qualified in its entirety by the more detailed description of the certificate of designations for the Preferred Stock incorporated by referenced elsewhere in this prospectus.

In this prospectus, unless indicated otherwise, references to “Dune,” the “Company,” “our company,” “we,” “our” and “us” refer to Dune Energy, Inc. and its subsidiaries, including Goldking.

The Company

Overview

We are an independent energy company engaged in the exploration, development, acquisition and exploitation of natural gas and crude oil properties, with interests along the Gulf Coast and in the fairway of the Barnett Shale in north Texas. On May 15, 2007, we purchased all of the capital stock of Goldking, whereby we acquired certain assets including additional working interests in natural gas and crude oil properties located onshore and in state waters along the Gulf Coast. Our acquisition of Goldking increased our proved reserves, provided significant drilling upside and increased our geographic and geological well diversification. Additionally, we believe our acquisition of Goldking provides us with an extensive inventory of exploration opportunities within our core geographic area and a talented and experienced technical team to capitalize upon these opportunities.

Our current properties cover approximately 80,000 net acres across 27 oil and natural gas fields onshore and in state waters along the Gulf Coast and in the fairway of the Barrett Shale in north Texas. We have high working and net revenue interests and operate a vast majority of the wells, enabling us to more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. We have identified multiple prospects on our existing and acquired acreage and have an active development program in place to exploit these opportunities. We believe this development program will enable us to significantly grow our reserves, production and cash flow.

General Corporate Information

Our principal offices are located at Two Shell Plaza, 777 Walker Street, Suite 2450, Houston, Texas 77022. We can be reached by phone at 713-229-6300 and our website address is www.duneenergy.com. Information on our website is not part of this prospectus.

The Offering

Overview

Securities Offered	Registered Stock, consisting of (i) 260,159 shares of Preferred Stock and (ii) 97,275,532 shares of our Common Stock, consisting of 86,719,666 shares initially issuable upon conversion of the Preferred Stock, up to 10,555,866 shares issued in the Goldking Acquisition and up to 500,000 shares issuable upon exercise of warrants granted in connection with the September 2006 Loan Transaction.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Registered Stock being offered for resale by the selling holders.

Risk Factors	An investment in the Registered Stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section and the other sections of this prospectus, in addition to the documents which we incorporate by reference.

Plan of Distribution	The Registered Stock may be sold by the selling holders pursuant to this prospectus in the manner described under “Plan of Distribution.”

Trading and Symbol	Our common stock currently trades on the American Stock Exchange market under the symbol “DNE.” The Preferred Stock is not presently listed or traded on a public exchange or market.

Preferred and Common Stock Outstanding	As of September 18, 2007, we had 77,941,679 shares of common stock outstanding and 222,359 shares of Preferred Stock outstanding.

The Preferred Stock

Liquidation Preference	$1,000 per share.

Mandatory Redemption	Redeemable in cash at the option of the holder on December 1, 2012 at an amount equal to the liquidation preference, plus all accumulated and unpaid dividends. If we fail to redeem the shares of our Preferred Stock “put” to us for redemption pursuant to the Holders’ redemption option then, effective as of the day immediately following our failure to redeem (A) the conversion price then in effect will decrease 80% of the current conversion price then in effect and (B) the rate at which cumulative dividends accrue on the Preferred Stock will increase by 200 basis points, each subject to adjustment as set forth below under “Conversion Price Adjustment.”

Dividend Rate	Cumulative annual dividends of $100 per share, payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2007, in cash, additional shares of Preferred Stock or, subject to the satisfaction of certain conditions, shares of our common stock, at our option. The dividend rate is subject to increase, as discussed below under “Reset Provision,” in the event we fail to achieve specified stock price and as discussed above under “Mandatory Redemption” in the event we fail to redeem the shares of our Preferred Stock “put” to us for redemption.

Rank	Senior to our common stock and all other existing and future preferred stock of the company with respect to dividend rights and rights upon our liquidation, winding-up or dissolution.

While any shares of the Preferred Stock are outstanding, we may not authorize or issue any capital stock that is senior to or ranks equal with the Preferred Stock with respect to dividend rights or rights upon our liquidation, winding-up or dissolution without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock.

Without the consent of any holder of Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of stock ranking junior to the Preferred Stock with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, subject to the restrictive covenants contained in the certificate of designations that will govern the Preferred Stock.

Conversion Rights	Each share of Preferred Stock is convertible at the option of the holder thereof into approximately 333.33 shares of common stock (based on an initial conversion price of $3.00 per share of common stock). The conversion price is subject to decrease, as discussed below under “Reset Provision,” in the event we fail to achieve specified stock price and, as discussed above under “Mandatory Redemption.” The conversion price is also subject to adjustment as described below under “Conversion Price Adjustment.”

To the extent the Preferred Stock is converted prior to June 1, 2010 as described below opposite the caption “Conversion Prior to June 1, 2010” the holder thereof will also receive a make-whole premium on the shares of Preferred Stock converted. Such payment will be, at our option, in cash, shares of our common stock valued at a 10% discount to the volume weighted average sale prices of our stock for the ten consecutive trading days prior to the conversion date or a combination of cash and shares.

Optional Redemption	The Preferred Stock may not be redeemed prior to December 1, 2012. Redemption will be in cash in an amount per share equal to the liquidation preference, plus any accrued, cumulated and unpaid dividends, whether or not declared. At any time, our exercise of this right is subject to the effectiveness of a shelf registration statement covering resales of the Preferred Stock and the shares of the our common stock into which the Preferred Stock will be convertible.

Conversion Prior to June 1, 2010	To the extent the Preferred Stock is converted prior to June 1, 2010, the holder thereof will be entitled to receive a make-whole premium within thirty days of the conversion date. This amount will consist of the present value of all required dividends on the Preferred Stock as if paid in cash from the date of such conversion through June 1, 2010 (including accrued but unpaid dividends), computed using a discount rate equal to the reinvestment yield determined on the date of conversion, provided that this make-whole premium will not exceed $100 per $1,000 liquidation preference per share of Preferred Stock.

Reset Provision	If the volume weighted average price of our common stock for the thirty trading days up to and including April 30, 2008 is less than $2.50 (the “Reset Threshold”) then, effective as of May 1, 2008, the conversion price then in effect will decrease to the higher of (A) $1.75 (the “Indicated Price”) or (B) the volume weighted average price of our common stock for the 30 trading days up to and including April 30, 2008 plus 10%, provided that in the event that the conversion price is decreased to the Indicated Price, the rate at which cumulative dividends accrue on the Preferred Stock will increase by 200 basis points, all set forth above is subject to adjustment as set forth under “Conversion Price Adjustment.”

The dividend rate and the conversion price will not be adjusted in the event that we meet or exceed the above Reset Threshold.

Conversion Price Adjustment	The conversion price and number of shares of common stock to be delivered upon conversion of the Preferred Stock will be subject to adjustment to reflect certain events, including the payment of certain dividends, stock splits, certain issuances of common stock or rights to purchase common stock and other events.

Upon any future issuance of common stock or options, warrants or securities convertible into common stock at a price per share of common stock less than $2.50 (other than shares of common stock issuable to our employees, consultants or non-employee directors pursuant to stock options not exceeding the number of shares covered by our stock option plans or shares issuable pursuant to currently outstanding convertible or exchangeable securities or warrants), the conversion price will be adjusted to maintain the premium relative to our stock price. In no event, however, will the conversion price be reduced to less than $1.75 pursuant to this adjustment provision.

Adjustment to Conversion Rate Upon a Fundamental Change	If a fundamental change occurs, we may increase the conversion rate on the Preferred Stock converted in connection with the fundamental change.

The amount of the increase, if any, will be based on the price paid for shares of our common stock in connection with the fundamental change and the effective date of such fundamental change. A description of how the increase in the conversion rate will be determined and a table showing the increase that would apply at various common stock prices and effective dates is set forth elsewhere in this prospectus under “Description of Preferred Stock—Adjustment of Conversion Rate Upon a Fundamental Change.”

Redemption Upon a Change of Control	In addition to each holder’s rights upon the occurrence of a fundamental change, if a change of control occurs (regardless of whether such change of control constitutes a “fundamental change”), each holder of the Preferred Stock will have the right to require us to redeem, in cash, provided we are permitted to do so under the terms of our then-outstanding indebtedness, all or any of its shares of the Preferred Stock at a price per share equal to the sum of (1) the liquidation preference, plus (2) all accrued and unpaid dividends on one share of the Preferred Stock, whether or not declared, for the then-current dividend period until the date that we receive notice of the exercise of the redemption right from the holder and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date).

Registration Rights	Our failure to timely file and have declared effective the shelf registration statement to which this prospectus forms a part, covering resales of the Preferred Stock and shares of common stock deliverable upon conversion of the Preferred Stock, will result in the payment of additional dividends equivalent to 1.00% per annum until such requirements are met.

Voting Rights; Board Representation	Prior to conversion, holders of the Preferred Stock will have voting rights only with respect to matters pertaining to their securities as a class. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of the Preferred Stock will be required for the issuance of any class of stock ranking senior to or equal with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation that would adversely affect the rights of holders of the Preferred Stock. In addition, the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock will be required to waive compliance with any of the covenants described generally below under “Restrictive Covenants.”

If (i) the dividends on the Preferred Stock or any other stock ranking equally with the Preferred Stock with respect to dividend rights or rights upon our liquidation, winding-up or dissolution and having similar voting rights are in arrears and unpaid for two or more years, (ii) we fail to redeem the shares of our Preferred Stock “put” to us for redemption pursuant to the holders’ redemption option (see “Mandatory Redemption”) or (iii) we fail to redeem the shares of our Preferred Stock “put” to us for redemption in connection with a change of control (see “Redemption Upon a Change of Control”), the holders of the Preferred Stock, voting as a single class with the holders of any such other stock ranking equally with the Preferred Stock with respect to dividend rights or rights upon our liquidation, winding-up or dissolution and having similar voting rights, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock or any such other stock has been paid in full or we have paid the redemption price payable with respect to the shares of our Preferred Stock “put” to us for redemption pursuant to the mandatory redemption provision.

Restrictive Covenants	The certificate of designation relating to Preferred Stock contains restrictive covenants that, among other things, limits our ability to:

•        incur or guarantee additional indebtedness or issue certain preferred stock;

•        pay dividends, redeem subordinated debt or make other restricted payments;

•        issue capital stock of our subsidiaries;

•        transfer or sell assets, including capital stock of our subsidiaries;

•        incur dividend or other payment restrictions affecting certain of our subsidiaries;

• make certain investments or acquisitions; • grant liens on our assets; • enter into certain transactions with affiliates; and • merge, consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Preferred Stock.”

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus and the information incorporated by reference before deciding to invest in our Preferred Stock and shares of our Common Stock being offered for resale under this prospectus. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to Our Business

We have had operating losses and limited revenues to date.

Dune and Goldking have operated at a loss each year since their respective inceptions. Net losses applicable to common stockholders of Dune for the fiscal years ended December 31, 2005 and 2006 were $1.6 million and $53.6 million, respectively. Dune’s loss in the fiscal year ended December 31, 2006 was primarily attributed to a proved property impairment expense as a result of a drop in commodity prices from the fiscal year ended 2005 to the fiscal year ended 2006. Net losses applicable to common stockholders of Goldking for the fiscal years ended December 31, 2005 and 2006 were $1.0 million and $1.4 million, respectively. Dune’s revenues for the fiscal years ended December 31, 2005 and 2006 were $3.7 million and $7.6 million, respectively. Goldking’s revenues for the fiscal years ended December 31, 2005 and 2006 were $9.7 million and $59.9 million, respectively. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in connection with our natural gas and oil exploration and development activities. As a result, we may continue to experience negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

We have substantial capital requirements that, if not met, may hinder operations.

We have and expect to continue to have substantial capital needs as a result of our active exploration, development, and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition, and results of operations.

Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

Our revenue, profitability, cash flow, oil and natural gas reserves value, future growth, and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond our control. These factors include:

•	the level of consumer product demand;

•	the domestic and foreign supply of oil and natural gas;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels;

•	political conditions in or affecting oil and natural gas producing regions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries and other state controlled oil companies to agree upon and maintain oil price and production controls.

Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically.

Drilling for natural gas and oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will be largely dependent upon the success of our drilling program. Our prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews, and equipment.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and/or natural gas from the well. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present values of our reserves.

The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the D&M Reserve Report and/or the CG&A Reserve Report. In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. A significant variance could materially affect the estimated quantities and pre-tax present value of reserves shown in the D&M Reserve Report and/or the CG&A Reserve Report as discussed below. See “Risk Factors—Risks Related to Our Business—We restated our financial results for the fiscal year ended December 31, 2006.” In addition, the 10% discount factor we use to calculate the net present value of future net cash flows for reporting purposes may not necessarily be the most appropriate discount factor. Further, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

We restated our financial results for the fiscal year ended December 31, 2006.

In 2007, Dune determined that the natural gas prices used by D&M to determine the estimated value of reserves in the reserve report were too high thus overstating the value of the related reserves. As discussed in Note 14 to Dune’s financial statements for the fiscal year ended December 31, 2006 incorporated by reference elsewhere in this prospectus, this resulted in an understatement of losses and basic and diluted loss per share and an overstatement of assets in 2006. As a result, Dune concluded that it was necessary to restate its financial results for the fiscal year ended December 31, 2006 to record additional proved property impairment expense. Dune had previously recognized an impairment of $33,166,802 and has since increased the impairment to $42,913,184. Additionally, Dune has obtained a revised report from D&M and has made adjustments as of and for the year ended December 31, 2006 to correct the errors. Dune has also revised the supplement oil and gas disclosure to conform to the revised reserve report.

A substantial percentage of our proved reserves consist of undeveloped reserves.

As of the end of our 2006 fiscal year, approximately 53% of our proved reserves and 31% of the proved reserves acquired by us from Goldking were classified as undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on our results of operations.

Our future acquisitions may yield revenues or production that varies significantly from our projections.

In acquiring producing properties, including Goldking, we assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with its acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations. We cannot assure you that:

•	we will be able to identify desirable natural gas and oil prospects and acquire leasehold or other ownership interests in such prospects at a desirable price;

•

any completed, currently planned, or future acquisitions of ownership interests, including Goldking, in natural gas and oil prospects will include prospects that contain proved natural gas or oil reserves;

•	we will have the ability to develop prospects which contain proven natural gas or oil reserves to the point of production;

•

we will have the financial ability to consummate additional acquisitions of ownership interests in natural gas and oil prospects or to develop the prospects which we acquire to the point of production; or

•	that we will be able to consummate such additional acquisitions on terms favorable to us.

Seismic studies do not guarantee that hydrocarbons are present or if present will produce in economic quantities.

We rely on seismic studies to assist us with assessing prospective drilling opportunities on our properties, as well as on properties that we may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations, and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel, including James A. Watt, our President and Chief Executive Officer, Alan Gaines, the Chairman of our board of directors, Frank T. Smith, Jr., our Senior Vice President and Chief Financial Officer and our other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

We face strong competition from other natural gas and oil companies.

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proved properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals, and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. We may not be able to conduct our operations, evaluate, and select suitable properties and consummate transactions successfully in this highly competitive environment.

The unavailability or high cost of drilling rigs, equipment, supplies or personnel could affect adversely our ability to execute on a timely basis our exploration and development plans within budget, which could have a material adverse effect on our financial condition and results of operations.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or affect adversely our exploration and development operations, which could have a material adverse effect on our financial condition and results of operations. Demand for drilling rigs, equipment, supplies and personnel currently is very high in the areas in which we operate. An increase in drilling activity in the areas in which we operate could further increase the cost and decrease the availability of necessary drilling rigs, equipment, supplies and personnel.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

We are subject to various governmental regulations and environmental risks.

Natural gas and oil operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of natural gas and oil, by-products thereof, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, we may incur substantial liabilities to third parities or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

We may not have enough insurance to cover all of the risks we face and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. The impact of Hurricanes Katrina and Rita have resulted in escalating insurance costs and less favorable coverage terms. In addition, we have not yet been able to determine the full extent of our insurance recovery and the net cost to us resulting from hurricanes.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we have an interest. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non- operating interest, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

We cannot control the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements, or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

The financial condition of our operators could negatively impact our ability to collect revenues from operations.

We do not operate all of the properties in which we have working interests. In the event that an operator of our properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production that we are entitled to under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

We hedge the price risks associated with our production. Our hedge transactions may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.

Because natural gas and oil prices are unstable, we have entered into price-risk-management transactions such as swaps, collars, futures, and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements will limit our ability to benefit from increases in the prices of natural gas and oil. Our hedging arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements could expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil, or a sudden, unexpected event materially impacts natural gas or oil prices.

Integration of our and Goldking’s operations is complex, time-consuming and expensive and may adversely affect the results of our operations after the acquisition.

The anticipated benefits of our May 15, 2007 acquisition of Goldking will depend in part on whether we and Goldking can integrate our operations in an efficient, timely and effective manner. Integrating Dune and Goldking is a complex, time-consuming and expensive process. Successful integration will require, among other things, combining the companies:

•	business development efforts;

•	financial and accounting systems;

•	key personnel;

•	geographically separate facilities; and

•	business and executive cultures.

We may not accomplish this integration successfully and may not realize the benefits contemplated by combining the operations of both companies.

If we are unable to successfully integrate Goldking and other companies we acquire into our operations on a timely basis, our profitability could be negatively affected.

Increasing our reserve base through acquisitions is an important part of our business strategy. We expect that our recent acquisition of Goldking will result in certain business opportunities and growth prospects. We, however, may never realize these expected business opportunities and growth prospects. We may experience increased competition that limits our ability to expand our business. Our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. Acquisitions involve numerous risks, including, but not limited to:

•	difficulties in assimilating and integrating the operations, technologies and products acquired;

•	the diversion of our management’s attention from other business concerns;

•	current operating and financial systems and controls may be inadequate to deal with our growth;

•	the risk that we will be unable to maintain or renew any of the government contracts of businesses we acquire;

•	the risks of entering markets in which we have limited or no prior experience; and

•	the loss of key employees.

If these factors limit our ability to integrate the operations of our acquisitions, including Goldking, successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for businesses we acquire, including Goldking, may be different from the strategies that such businesses currently are pursuing. If our strategies are not the proper strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business, including Goldking, to achieve cost savings.

In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions, including Goldking, including, but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired, including Goldking. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Increasing our reserve base through acquisitions is a component of our business strategy. Our failure to integrate acquired properties successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Certain accounting rules may require us to write down the carrying value of our properties when oil and natural gas prices decrease or when we have substantial downward adjustments of our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. Once incurred, a write-down of our oil and natural gas properties is not reversible at a later date. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on our results of operations for the periods in which such charges are taken. For example, for the year ended December 31, 2006, Dune incurred a proved property impairment expense of $42.9 million, which reduced the carrying value of the properties, due to a drop in commodity prices from year end 2005 to year end 2006. Also, a substantial decrease in oil and natural gas prices would accelerate our plugging and abandonment liability obligations which could have a material adverse effect on our results of operations.

Our producing properties are located in regions which make us vulnerable to risks associated with operating in one major contiguous geographic area, including the risk of damage or business interruptions from hurricanes.

Our properties are located onshore and in state waters along the Gulf Coast region of the United States and in the Barrett Shale of north Texas, and the properties we acquired from Goldking are concentrated in South Louisiana and the upper Texas Gulf Coast regions. As a result of this geographic concentration, we are disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. This is particularly true of our inland water drilling and offshore operations, which are susceptible to hurricanes and other tropical weather disturbances. Such disturbances have in the past and will in the future have any or all of the following adverse effects on our business:

•	interruptions to our operations as we suspend production in advance of an approaching storm;

•	damage to our facilities and equipment, including damage that disrupts or delays our production;

•	disruption to the transportation systems we rely upon to deliver our products to our customers; and

•	damage to or disruption of our customers’ facilities that prevents us from taking delivery of our products.

These effects are not uncommon in the region in which we operate, and at times may be severe. During 2005, a portion of Goldking production in inland waters was either curtailed or delayed as a result of infrastructure damage to third party pipelines and processing facilities caused by Hurricanes Katrina and Rita that struck the Louisiana and Texas coasts during August and September.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of transport vessels, gathering systems, pipelines and processing facilities owned and operated by third parties under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells due to lack of a market or the inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells unless and until we made arrangements for delivery of their production to market.

Terrorist attacks aimed at our energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, those of our customers, the infrastructure we depend on for transportation of our products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

The pro forma reserve estimates will differ from our actual results.

The pro forma reserve estimates included in our public filings are based upon a number of assumptions and on information that we believe are reliable as of today. However, these pro forma reserve estimates and assumptions are inherently subject to significant business and economic uncertainties, many of which are beyond our control. These pro forma reserve estimates are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will vary from the pro forma reserve estimates and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of these pro forma reserve estimates in this offering circular should not be regarded as a representation by us, the initial purchaser or any other person that the pro forma reserve estimates will actually be achieved. Moreover, we do not intend to update or otherwise revise these pro forma reserve estimates to reflect events or circumstances after the date of this offering circular to reflect the occurrence of unanticipated events. Any prospective purchaser of our capital stock is cautioned not to place undue reliance on the pro forma reserve estimates.

Our pro forma reserve estimates were not prepared with a view toward compliance with published guidelines of the SEC, the American Institute of Certified Public Accountants, the Society of Petroleum Engineers, the World Petroleum Congress or any other regulatory or professional body or generally accepted accounting principles. No independent accountants or independent petroleum engineers compiled or examined the pro forma reserve estimates and accordingly no independent accountant or independent petroleum engineer has expressed an opinion or any other form of assurances with respect thereto or has assumed any responsibility for the pro forma reserve estimates. Further, our and Goldking’s independent petroleum engineers made different assumptions when calculating our respective proved reserve estimates. As a result, the combination of our and Goldking’s proved reserve estimates may not accurately portray the proved reserves of our company in the future.

Our leverage and debt service obligations may adversely affect our cash flow.

We have a substantial amount of debt. As of December 31, 2006, as adjusted to give effect to those 10.5% Senior Secured Promissory Notes, in the aggregate principal sum of $300 million, issued May 15, 2007 (the “Notes”), offering and the application of the proceeds thereof, we had total debt of $302.6 million (consisting of the Notes and $2.6 million in other notes payable) and our ratio of debt, net of cash, to Combined Adjusted EBITDA and our ratio of Combined Adjusted EBITDA to cash interest expense on the notes would have been 4.5x and 1.4x, respectively. In addition, we previously -entered into a revolving credit facility, whereby we are permitted to initially borrow up to $20.0 million and to use up to $20.0 million to collateralize hedging obligations. As of July 31, 2007, we had utilized approximately $ 9,168,590 million of our line of credit for issuance of letters of credit.

Our substantial level of indebtedness could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under our indebtedness and contractual and commercial commitments;

•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for other purposes;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our flexibility in reacting to changes in the industry may be limited and we could be more vulnerable to adverse changes in our business or economic conditions in general; and

•	we may be at a competitive disadvantage to those of our competitors who operate on a less leveraged basis.

Furthermore, all of our borrowings under our new revolving credit facility will bear interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced, our interest expense would significantly increase, and the risks related to our substantial indebtedness would intensify.

In addition, the indenture governing the Notes and our revolving credit facility contain various restrictive covenants (including in the case of our revolving credit facility, certain financial covenants), which covenants limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with these covenants would result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, and have a material adverse effect on our liquidity, financial condition and results of operations.

Any failure to meet our debt obligations could harm our business, financial condition, results of operations or cash flows.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

The indenture governing the Notes, the certificate of designations relating to our Preferred Stock and our revolving credit facility impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

The indenture governing the Notes, the certificate of designations relating to the Preferred Stock issued to finance the Goldking Acquisition and our revolving credit facility each contain covenants that restrict our ability and the ability of our restricted subsidiaries to take various actions, such as:

•	incurring or generating additional indebtedness or issuing certain preferred stock;

•	paying dividends on our capital stock or redeeming, repurchasing or retiring our capital stock or subordinated indebtedness or making other restricted payments;

•	entering into certain transactions with affiliates;

•	creating or incurring liens on our assets;

•	transferring or selling assets;

•	incurring dividend or other payment restrictions affecting certain of our existing and future subsidiaries; and

•	consummating a merger, consolidation or sale of all or substantially all of our assets.

In addition, our revolving credit facility includes other and more restrictive covenants including those that restrict our ability to prepay our other indebtedness while borrowings under our revolving credit facility remain outstanding. Our revolving credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

The restrictions contained in the indenture governing the Notes, the certificate of designations relating to the Preferred Stock and our revolving credit facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of the restrictive covenants or our inability to comply with the required financial ratios could result in a default under our revolving credit facility.

If a default occurs, the lenders under our revolving credit facility may elect to:

•	declare all borrowings outstanding thereunder, together with accrued interest and other fees, to be immediately due and payable;

•	or prevent us from making payments on the Notes;

either of which (after the expiration of any applicable grace periods) would result in an event of default under the indenture governing the Notes and could result in a cross default under our other debt instruments. The lenders would also have the right in these circumstances to terminate any commitments they have to provide us with further borrowings.

Risks Related to our shares of Preferred and Common Stock

We may not be able to pay cash dividends on our Preferred Stock. Moreover, we have not previously paid dividends on the shares of our common stock into which our Preferred Stock is convertible and do not anticipate doing so in the foreseeable future.

The indenture governing the Notes will restrict, and any indentures and other financing agreements that we may enter into in the future may limit, our ability to pay cash dividends on our capital stock. Specifically, under the indenture governing the Notes, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our Preferred Stock, only if certain covenants are met. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay cash dividends on our Preferred Stock, we will be unable to pay cash dividends on our Preferred Stock unless we can refinance amounts outstanding under those agreements. See “Description of Preferred Stock—Method of Payment of Dividends” and “—Redemption Upon a Change of Control.”

Furthermore, under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Our ability to pay cash dividends on our capital stock, including our Preferred Stock, would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. However, even if adequate surplus is available to pay cash dividends on our Preferred Stock, we may not have sufficient cash to pay dividends on our Preferred Stock.

Moreover, we have not in the past paid any dividends on the shares of our common stock into which our Preferred Stock is convertible and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

We urge you to consider the information under “Description of Preferred Stock” for more information on these matters.

Holders of our Preferred Stock will have no rights as holders of shares of our common stock until they acquire shares of our common stock.

Until you acquire shares of our common stock upon the conversion of our Preferred Stock, you will have no rights with respect to shares of our common stock, including voting rights (except as described under “Description of Preferred Stock—Voting Rights” and as required by applicable state law), rights to respond to tender offers and rights to receive any dividends or other distributions on shares of our common stock. Upon the conversion of your shares of our Preferred Stock, you will be entitled to exercise the rights of a holder of shares of our common stock only as to matters for which the record date occurs on or after the conversion date.

We may issue additional shares of preferred stock that could adversely affect holders of shares of our common stock and, as a result, holders of our Preferred Stock.

Our board of directors is authorized to issue additional classes or series of shares of our Preferred Stock without any action on the part of our stockholders, subject to the limitations of the Preferred Stock. Our board of directors also has the power, without stockholder approval and subject to the terms of our Preferred Stock, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock and, as a result, the market value of our Preferred Stock could be adversely affected.

Holders of our common stock may experience dilution of their ownership interests due to the future issuance of additional shares of our common stock.

Holders of our common stock may experience dilution of their ownership interests due to (1) our registration for resale of the preferred stock and the common stock issuable upon conversion thereof and (2) any future issuance of additional shares of our common stock.

We are currently registering for resale (i) an aggregate of 260,159 shares of our Preferred Stock, as designated by that Certificate of Designations filed with the State of Delaware on May 15, 2007, and (ii) 97,275,532 shares of our common stock, including 86,719,666 that are issuable upon conversion of the shares of Preferred Stock. We are also registering for resale those additional shares of Preferred Stock that may be issued by us for quarterly dividends payable under the Certificate of Designations at the rate of 10% per annum in cash or, at our option, by delivery of additional shares of our capital stock. For example, we elected to issue to the holders of our Preferred Stock a total of 6,359 additional shares of Preferred Stock for the initial dividend payment which came payable September 1, 2007.

We are also registering for resale any additional shares of common stock that may become issuable under the reset provisions of the Certificate of Designations, which provides for the price at which are Preferred Stock converts (and rate at which cumulative dividends accrues) to be reset, effective May 1, 2008, to the higher of (A) $1.75 per share or (B) the volume weighted average price of our common stock for the thirty trading days up to and including April 30, 2008 plus 10% in the event such thirty-day volume weighted average price at April 30, 2008 is less than $2.50. Giving current effect to the reset provisions, at September 18, 2007 the preferred stock would be convertible into an aggregate of 107,949,792 shares of our common stock (rather than into 86,719,666 shares as initially convertible), based upon a volume weighted average price of our common stock for the thirty days ended September 17, 2007 of $2.19 for a reset conversion price of $2.41.

The total number of securities currently being registered or registerable for resale under this registration statement is greater than the number of shares of our common stock currently issued and outstanding, which at September 18, 2007 consists of only 77,941,679 shares of issued common stock and an additional 4,929,324 shares of common stock issuable under outstanding options and warrants, and will result in an immediate dilution of the ownership interests of the holders of our common stock. As of September 18, 2007, we had 200,000,000 shares of common stock authorized and 1,000,000 shares of preferred stock authorized, of which 750,000 shares have been designated as the Preferred Stock.

In addition to the foreoing, some of our outstanding securities also contain provisions that will result in the issuance of additional shares in the event we sell shares of common stock at prices less than the applicable conversion prices set forth therein. We may also in the future issue additional shares of our authorized and unissued common stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes, all of which will result in the dilution of the ownership interests of holders of our common stock. Issuance of additional shares of common stock may also create downward pressure on the trading price of our existing common stock that may in turn require us to issue additional shares to raise funds through sales of our securities. This will further dilute the holders of our common stock.

The Preferred Stock is newly issued and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares. We cannot assure you that an active trading market will develop for the Preferred Stock.

The shares of Preferred Stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have been advised by the initial purchaser that they intend to make a market in the shares, but they are not obligated to do so and may discontinue market making at any time without notice. An active trading market for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Preferred Stock will be limited. In addition, the liquidity of any trading market in the Preferred Stock and the market price quoted for the Preferred Stock may be adversely affected by changes in the overall market for securities like the Preferred Stock, by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally and by the trading price of our common stock. As a result, we cannot assure you that an active trading market will develop or be maintained for the Preferred Stock. If an active market does not develop or is not maintained, the market price of the Preferred Stock may decline and the liquidity of the Preferred Stock may be limited.

The Preferred Stock may not be rated.

The Preferred Stock is not currently rated by any rating agency. No assurance, however, can be given that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Preferred Stock. In addition, we may elect in the future to obtain a rating of the Preferred Stock, which could adversely impact the market price of the Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings, and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if, in its judgment, circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Preferred Stock.

You may have to pay taxes as a result of adjustments (or failure to make adjustments) to the conversion price of our Preferred Stock.

The number of shares of common stock that you are entitled to receive upon the conversion of our Preferred Stock is subject to adjustment for certain events. In the event of such adjustments (or a failure to make adjustments), holders of our Preferred Stock or our common stock into which our Preferred Stock is convertible may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. Thus, under certain circumstances, holders may recognize income in the event of a deemed distribution even though they may not receive any cash or other property.

You may have to pay taxes as a result of receiving additional shares of our Preferred Stock or common stock in payment of dividends.

If we pay dividends on our Preferred Stock in the form of additional shares of our Preferred Stock or common stock, such distribution may be taxable as a dividend for U.S. federal income tax purposes.

The number of additional shares of our common stock issuable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your Preferred Stock as a result of such fundamental change.

If a fundamental change occurs, we will, under certain circumstances, increase the conversion rate of the Preferred Stock by a certain number of additional shares of our common stock with respect to the Preferred Stock converted in connection with that fundamental change. A description of the method by which the number of additional shares of our common stock will be determined is described under “Description of Preferred Stock—Adjustment of Conversion Rate Upon a Fundamental Change.” While the number of additional shares of our common stock is designed to compensate you for the lost option time value of your Preferred Stock as a result of a fundamental change, the additional shares of our common stock are only an approximation of such lost value and may not adequately compensate you for such loss.

Our Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of our bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Preferred Stock only after all of our liabilities have been paid. In addition, our Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. In the event of our bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Preferred Stock then outstanding.

Our common stock has experienced, and may continue to experience, price volatility and, as a result, the market value of our Preferred Stock may also be volatile. The limited trading volume of our common stock may contribute to this price volatility.

The trading price of our common stock has been, and may continue to be, highly volatile. As a result, the market value of our Preferred Stock may also be volatile. We believe the volatility of the trading price of our common stock is due to, among other things, the results of our drilling program, current expectations of our future financial performance, prices of oil and natural gas and the volatility of the stock market in general.

Moreover, our common stock does not have substantial trading volume. As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may contribute to the price volatility of our common stock and, as a result, the price volatility of our Preferred Stock.

Because of the limited trading volume of our common stock and the price volatility of our common stock and, as a result, the price volatility of our Preferred Stock, you may be unable to sell your shares of our Preferred Stock or the shares of our common stock into which our Preferred Stock is convertible when you desire or at the price you desire. Moreover, the inability to sell your shares of our Preferred Stock or common stock in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The trading price of our common stock and, as a result, the market value of our Preferred Stock could be adversely affected by sales and issuances of our common stock in the public markets.

As of August 1, 2007, our largest stockholder beneficially owned approximately 45.5%, and our directors and executive officers beneficially owned approximately 6.4%, of the then-outstanding shares of our common stock.

Sales of our common stock by these stockholders, or the perception that such sales might occur, could have a material adverse effect on the trading price of our common stock and, as a result, on the market value of our Preferred Stock, or could impair our ability to obtain capital through future offerings of equity securities. In addition, the trading price of our common stock and, as a result, the market value of our Preferred Stock could decline as a result of issuances by us of additional shares of our common stock pursuant to our existing shelf registration statement or otherwise. The trading price of our common stock and, as a result, the market value of our Preferred Stock could also decline as the result of the perception that such issuances could occur.

Provisions in our certificate of incorporation, the indenture governing the Notes and provisions under Delaware law may inhibit a takeover of our company.

Under our certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders. Issuance of these shares could make it more difficult to acquire our company without the approval of our board of directors as more shares would have to be acquired to gain control.

In addition, upon a change of control of our company, each holder of the Notes may require us to purchase all or a portion of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of such holder’s Notes, together with accrued and unpaid interest, if any, to the date of purchase. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

These provisions may deter hostile takeover attempts that could result in an acquisition of us that would have been financially beneficial to our stockholders.

We have not previously paid dividends on the shares of our common stock and do not anticipate doing so in the foreseeable future.

Under Delaware law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Our ability to pay cash dividends on our capital stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. However, even if adequate surplus is available to pay cash dividends on our capital stock, we may not have sufficient cash to pay dividends on our capital stock.

Moreover, we have not in the past paid any dividends on the shares of our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors.

We may issue additional shares of preferred stock that could adversely affect holders of shares of our common stock.

Our board of directors is authorized to issue additional classes or series of shares of our preferred stock without any action on the part of our stockholders, subject to rights granted under the Preferred Stock. Our board of directors also has the power, without stockholder approval and subject to the terms of the Preferred Stock, to set the terms of any such classes or series of shares of our preferred stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue shares of our preferred stock in the future that have preference over shares of our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue shares of our preferred stock with voting rights that dilute the voting power of shares of our common stock, the rights of holders of shares of our common stock or the trading price of shares of our common stock may be adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Preferred Stock or the shares of the Common Stock being offered for resale by the selling security holders under this prospectus. However, we will receive proceeds to the extent the selling security holders exercise the warrants issued in the September 2006 Loan Transaction. Any proceeds from the exercise of the stock purchase warrants will be used as working capital.

DETERMINATION OF OFFERING PRICE

The shares of Common Stock offered by this prospectus will be sold by the selling security holders listed in this prospectus. The selling security holders may sell the Common Stock at the market price as of the date of sale or a price negotiated in a private sale. Our Common Stock is traded on the American Stock Exchange under the symbol “DNE”.

The shares of Preferred Stock offered by this prospectus will be sold by those selling security holders listed in this prospectus as holding shares of Preferred Stock. The selling security holders may sell the Preferred Stock at the market price as of the date of sale or a price negotiated in a private sale.

We have agreed to pay certain expenses in connection with the registration of the securities offered by the selling security holders for resale pursuant to this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 2006, 2005, 2004, 2003, and 2002 and for the six months ended June 30, 2007 is negative each period due to the net losses incurred in each period. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest.

The amount of the coverage deficiency for each period is as follows:

	Years Ended December 31,					Six Months Ended June 30, 2007
	2006	2005	2004	2003	2002
Coverage deficiency	$53,635,691	$1,532,032	$1,076,768	$430,502	$40,501	$44,396,584

SELLING SECURITY HOLDERS

The following table sets forth certain information, as of September 18, 2007 unless otherwise noted, regarding the selling security holders. All information in the following table and related footnotes has been supplied to us by the selling security holders, and we have relied on their representations.

Percentage ownership of common stock is based on 77,941,679 shares of our common stock outstanding as of September 18, 2007. In addition, the following table assumes, for calculating each selling security holder’s beneficial ownership, that options, warrants and convertible securities (including the Preferred Stock) held by such security holder (but not, unless otherwise noted, those held by any other person) that are exercisable within 60 days of September 18, 2007, have been exercised and converted and the shares underlying them added to the number of shares of our common stock deemed to be outstanding. For purposes of calculating the beneficial ownership after resale of each selling security holder, the table also assumes that each selling security holder will convert all of their shares of Preferred Stock into common stock and that each selling security holder will sell all of the Registered Stock owned by the selling holder and covered by this prospectus.

Next to the name of each selling security holder listed below that is not a natural person (or the name of which is not identified with a natural person), we have set forth in parentheses the name of the natural person(s) who has the power to exercise voting and/or investment power over the shares owned by such selling security holder, or a footnote providing the reader with the name of such person(s). Each of those selling security holders identified by footnotes (A) and (B) as a registered broker-dealer or as an affiliate of a broker-dealer have represented to us, among other things, that (i) it acquired the securities to be resold under the registration statement of which this prospectus is a part in the ordinary course of business and (ii) it does not have any agreements, understandings or arrangements with any persons, either directly or indirectly, to dispose of such securities. None of the selling security holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The number of shares of Preferred Stock that may actually be converted into shares of common stock by certain selling holders and the number of shares of Preferred Stock and common stock that may actually be sold by each selling holder will be determined by such selling holder. Because certain selling holders may convert all, some or none of the shares of Preferred Stock into shares of common stock and each selling holder may sell all, some or none of the shares of Preferred Stock and common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Preferred Stock and common stock issuable upon conversion thereof that will be held by the selling holders upon termination of the offering. In addition, the selling holders listed below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Preferred Stock and common stock since the date as of which the information in the table is presented.

The registration of the shares of our Preferred Stock and the common stock issuable upon conversion of the Preferred Stock does not mean that the selling security holders identified below will sell or otherwise dispose of all or any of these securities. In addition, the selling security holders may have sold, transferred or disposed of all or a portion of their shares of our Preferred Stock and/or common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information regarding their holdings. If, from time to time, additional security holders notify us of their intent to use this prospectus to dispose of the shares of our Preferred Stock and/or the shares of our common stock issuable upon conversion of our Preferred Stock, we may file a prospectus supplement to include those additional security holders’ information even if, because we have not been notified of any prior exempt sales, the table below continues to list shares of our Preferred Stock and/or shares of our common stock issuable upon conversion of our Preferred Stock previously proposed to be sold by the additional security holders’ transferors.

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered		Beneficial Ownership After Offering
	Preferred Stock	Common Stock(1)	Preferred Stock	Common Stock(2)	Preferred Stock(3)	Common Stock(4)%
3V Capital Master Fund (Mark Focht)	1,000	0	1,000	333,334	0	0	*
Barclay’s Bank PLC (Steven Madsen) (B)	1,500	0	1,500	500,000	0	0	*
Barclay’s Global Distribution Bonds (David Clott)	1,000	0	1,000	333,334	0	0	*
ICVC Global Balanced Income Fund (David Clott)	1,500	0	1,500	500,000	0	0	*
Highbridge International LLC (5)	2,000	0	2,000	666,667	0	0	*
Plainfield Special Situations Master Fund, Ltd. (Max Holmes)	2,000	0	2,000	666,667	0	0	*
Royal Bank of Canada (Philip Taylor) (B)	500	0	500	166,667	0	0	*
Tenor Opportunity Master Fund, Ltd. (Robin R. Shah)	10,000	0	10,000	3,333,334	0	0	*
Dillon Read Capital Management (Matt Johnson) (A), (C) (6)	59,000	0	59,000	19,666,667	0	0	*
CNH CA Master Account, L.P. (7)	1,000	0	1,000	333,334	0	0	*
Worldwide Transactions Limited (7)	150	0	150	50,000	0	0	*
Lyxor /Context Fund Ltd (B) (8)	560	0	560	186,667	0	0	*
Finch Tactical Plus Class B (8)	100	0	100	33,334	0	0	*
Mill River Master Fund, L.P. (B) (9)	1,000	0	1,000	333,334	0	0	*

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered		Beneficial Ownership After Offering
	Preferred Stock	Common Stock(1)	Preferred Stock	Common Stock(2)	Preferred Stock(3)	Common Stock(4)%
Casam Context Offshore Advantage Fund (8)	770	0	770	256,667	0	0	*
AHFP Context (8)	150	0	150	50,000	0	0	*
Institutional Benchmarked Series (Master Feeder) Limited In respect of Alcor Series (8)	110	0	110	36,667	0	0	*
Context Advantage Master Fund, L.P. (8)	2,470	0	2,470	823,334	0	0	*
Altma Fund SICAV PLC In Respect of the Grafton Sub Fund (8)	690	0	690	230,000	0	0	*
Century National Insurance Company (10)	1,450	0	1,450	483,334	0	0	*
IDEX – Transamerica Convertible Securities Fund (Kirk Kim) (B)	1,400	0	1,400	466,667	0	0	*
ATSF – Transamerica Convertible Securities (Kirk Kim) (B)	2,600	0	2,600	866,667	0	0	*
Barclay’s Global Distribution Bonds (David Clott)	1,000	0	1,000	333,334	0	0	*
Jeffries & Company, Inc. (Jeffrey Beekman) (A), (C)	22,045	442,279	22,045	7,348,333	0	442,279	*
Daimler Chrysler Corp. EMP #1 Pension Plan, DTD. (11)	1,100	0	1,100	366,667	0	0	*
Florida Power and Light Group, Inc. Employee Pension Plan (11)	425	0	425	141,667	0	0	*
Rampart Enhanced Convertible Investors, LLC (11)	175	0	175	58,334	0	0	*
Rampart Convertible Arbitrage Investors, LLC (11)	200	0	200	66,667	0	0	*

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered		Beneficial Ownership After Offering
	Preferred Stock	Common Stock(1)	Preferred Stock	Common Stock(2)	Preferred Stock(3)	Common Stock(4)%
Rampart Convertible Arbitrage Investors, LLC (II) (11)	50	0	50	16,667	0	0	*
Whitebox Convertible Arbitrage Partners LP (12)	7,758	0	7,758	2,586,000	0	0	*
GPC LIX, LLC (12)	635	0	635	211,667	0	0	*
HFR RVA Combined Master Trust (12)	615	0	615	205,000	0	0	*
Guggenheim Portfolio Company XXXI, LLC (12)	882	0	882	294,000	0	0	*
Whitebox Intermarket Partners, L.P. (12)	1,000	0	1,000	333,334	0	0	*
Whitebox Hedged High Yield Partners, L.P. (12)	4,110	0	4,110	1,370,000	0	0	*
Argent Classic Convertible Arbitrage Fund II, L.P. (Nathaniel Brown)	90	0	90	30,000	0	0	*
Argent Classic Convertible Arbitrage Fund L.P. (Nathaniel Brown)	390	0	390	130,000	0	0	*
Qwest Occupational Health Trust (13)	320	0	320	106,667	0	0	*
Zazove Convertible Securities Fund, Inc. (13)	1,800	0	1,800	600,000	0	0	*
Qwest Pension Trust (13)	1,400	0	1,400	466,667	0	0	*

Name of Security Holder	Beneficial Ownership Before Offering		Number of Shares of Securities being Registered		Beneficial Ownership After Offering
	Preferred Stock	Common Stock(1)	Preferred Stock	Common Stock(2)	Preferred Stock(3)	Common Stock(4)%
San Diego County Employees Retirement Association (13)	3,100	0	3,100	1,033,334	0	0	*
Zazove Aggressive Growth Fund, L.P. (13)	4,360	0	4,360	1,453,334	0	0	*
Zazove High Yield Convertible Securities Fund L.P. (13)	3,500	0	3,500	1,666,667	0	0	*
Institutional Benchmarks Series (Master Feeder) Ltd. (13)	570	0	570	190,000	0	0	*
RCG PB, Ltd. (B) (14)	350	0	350	116,667	0	0	*
RCG Latitude Master Fund, Ltd (B) (14)	600	0	600	200,000	0	0	*
Xavex Convertible Arbitrage 5 (B) (14)	50	0	50	16,667	0	0	*
Silvercreek Limited Partnership (Bryn Joynt)	7,000	0	7,000	2,333,334	0	0	*
Wachovia Securities International Ltd. (Steven B. Jones) (A), (B),(C)	11,000	0	11,000	3,666,667	0	0	*
Silvercreek II Limited (Bryn Joynt)	5,000	0	5,000	1,666,667	0	0	*
Basso Holdings Ltd. (15)	3,850	0	3,850	1,283,333	0	0	*
Basso Multi-Strategy Holding Fund Ltd. (15)	950	0	950	316,667	0	0	*
Basso Fund Ltd. (15)	200	0	200	66,667	0	0	*
Sunrise Partners Limited Partnership (S. Donald Sussman) (B)	2,000	0	2,000	666,667	0	0	*

Name of Security Holder	Beneficial Ownership Before Offering				Number of Shares of Securities being Registered				Beneficial Ownership After Offering
	Preferred Stock		Common Stock(1)		Preferred Stock		Common Stock(2)		Preferred Stock(3)	Common Stock(4)%
Linden Capital LP (Siu Min Wong)	3,500		0		3,500		1,166,667		0	0	*
CC Arbitrage, Ltd. (B) (16)	1,888		0		1,888		296,000		0	0	*
Investcorp Silverback Arbitrage Master Fund Limited (Elliot Bossen)	1,000		0		1,000		333,334		0	0	*
Swiss Re Financial Products Corporation (B) (David Staff)	5,000		0		5,000		1,666,667		0	0	*
Wells Fargo & Company (Peta Swidler)	1,000		0		1000		333,334		0	0	*
Black River Commodity Select Fund Limited (17)	2,000		0		2,000		666,667		0	0	*
Van Kampen Harbor Fund (18)	990		0		990		330,000		0	0	*
Morgan Stanley Convertible Securities Trust (19)	510		0		510		170,000		0	0	*
Argentum Multi-Strategy Fund Ltd. – Classic (20)	41		0		41		13,667		0	0
Argent Classic Convertible Arbitrage Fund Ltd. (20)	2,306		0		2,306		768,667		0	0
Argent Classic Convertible Arbitrage Fund II L.P. (20)	92		0		92		30,667		0	0
Xavex Convertible Arbitrage 10 Fund (20)	275		0		275		91,667		0	0
Plexus Fund Limited (21)	7,000		0		7,000		2,333,333		0	0
GPC LX, LLC (A) (22)	560		0		560		186,667		0	0
Wolverine Convertible Arbitrage Fund Trading Limited (22)	6,440		0		6,440		2,146,667		0	0
Natural Gas Partners VII, L.P. (23)	0		10,055,866	(24)	0		10,055,866		0	0	*
Drawbridge Special Opportunities Fund LP (Randy Brown)	0		250,000	(25)	0		250,000		0	0	*
DB Zwirn Special Opportunities Fund L.P. (Daniel Zwirn)	0		250,000	(25)	0		250,000		0	0	*

Totals :	210,077	(26)	10,997,145		210,077	(26)	82,125,866	(27)	0	442,279	*

(*)	Less than one percent.

(A)	Indicates a registered broker-dealer.

(B)	Indicates an affiliate of a registered broker-dealer.

(C)	Deemed to be an underwriter.

(D)	Not deemed to be an underwriter.

(1)	Does not include shares of common stock issuable upon conversion of Preferred Stock which may be held by a selling security holder.

(2)	Each share of our Preferred Stock is initially convertible into 333.33 shares of our common stock based on an initial conversion price of $3.00 per share, subject to adjustment under certain circumstances. For purposes of this table, fractional share amounts have been “rounded up” into a whole share of our common stock.

(3)	Assumes sale of all Preferred Stock registered hereby.

(4)	Assumes sale of all common stock registered hereby.

(5)	Indicates grant of dispositive authority over the listed securities to Messrs. Glenn Dubin and Henry Swieca of Highbridge Capital Management, LLC, trading manager of the listed entity.

(6)	Indicates grant of dispositive authority over the listed securities to Mr. Matt Johnson of UBS Securities LLC, Prime Broker for the listed entity.

(7)	Indicates grant of dispositive authority over the listed securities to , Messrs. Robert Krail, Mark Mitchell and Todd Pulvino of CNH Partners, LLC, Investment Advisor to the listed entity.

(8)	Indicates grant of dispositive authority over the listed securities to Messrs. Michael S. Rosen and William F. Fertig of Context Capital Management, LLC, Investment Advisor to the listed entity.

(9)	Indicates grant of dispositive authority over the listed securities to Mr. Patrick J. Joyce, Manager of Mill River Management L.L.C., as General Partner of the listed entity.

(10)	Indicates grant of dispositive authority over the listed securities to Mr. Gene Pretti, Chief Executive Officer of Zazove Associates, LLC, Registered Investment Advisor.

(11)	Indicates grant of dispositive authority over the listed securities to Mr. Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC.

(12)	Indicates grant of dispositive authority over the listed securities to Mr. Andrew Redleaf, Managing Member of Whitebox Advisors, LLC, General Partner in the listed entity.

(13)	Indicates grant of dispositive authority over the listed securities to Mr. Gene Pretti, Chief Executive Officer of Zazove Associates, LLC, Registered Investment Advisor.

(14)	Indicates grant of dispositive authority over the listed securities to Messrs. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, managing members of C4S & Co., L.L.C., sole managing member of Ramius Capital Group, L.L.C., investment advisor to the listed entity.

(15)	Indicates grant of dispositive authority over the listed securities to Mr. Howard Fischer, Managing Member of Basso GP LLC, General Partner of the listed entity.

(16)	Indicates grant of dispositive authority over the listed securities to Messrs. Daniel Asher and Allan Weine, Managing Members of Castle Creek Arbitrage LLC, investment manager by agreement to the listed entity.

(17)	Indicates grant of dispositive authority over the listed securities to Mr. Robert S. Goedken, Chief Legal Officer of Black River Asset Management LLC, investment advisor to the listed entity.

(18)	Indicates grant of dispositive authority over the listed securities to Ms. Ellen Gold and Mr. David McLaughlin, respectively Executive Director and Vice President at Van Kampen Asset Management.

(19)	Indicates grant of dispositive authority over the listed securities to Ms. Ellen Gold, Portfolio Manager at Morgan Stanley Investment Management.

(20)	Indicates grant of dispositive authority over the listed securities to Messrs. Nathanial Brown and Robert Richardson of Argent Financial Group (Bermuda) Ltd.

(21)	Indicates grant of dispositive authority over the listed securities to Mr. Dermot Keane, CIO of Plexus Fund Limited.

(22)	Indicates grant of dispositive control over the listed securities to Mr. Andrew Sujdak, Managing Director and Investment Manager at Wolverine Asset Management, LLC.

(23)	Kenneth A. Hersh and David R. Albin are Authorized Members of the ultimate general partner of Natural Gas Partners VII, L.P. and may be deemed to share dispositive and voting power over the securities owned by Natural Gas Partners VII, L.P.

(24)	Represents 10,055,866 shares of our common stock issued as partial consideration for our acquisition of all of the outstanding shares of capital stock of Goldking Energy Corporation under that stock purchase and sale agreement dated effective April 13, 2007 between us and Goldking Energy Holdings, L.P., the sole shareholder of Goldking Energy Corporation, which limited partnership subsequently distributed the shares of common stock to one of its limited partners, Natural Gas Partners VII, L.P.

(25)	Represents shares of our common stock issuable upon exercise of warrants granted in the September 2006 Loan Transaction, at an initial exercise price of $1.35 per share.

(26)	Omitted from the Selling Security Holders Table in reliance of Rule 430B promulgated by the SEC under the Securities Act are 50,082 shares of Preferred Stock, including up to 44,159 shares of Preferred Stock issuable as payment in kind for quarterly dividends accruing on the purchased shares of Preferred Stock through the first eight quarterly dividend periods. Such omitted shares represent shares of Preferred Stock purchased by initial purchaser under that purchase agreement dated as of May 15, 2007 with us and the subsequent offer and sale by the initial purchaser within the United States only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act.

(27)	Omitted from the Selling Security Holders Table in reliance of Rule 430B promulgated by the SEC under the Securities Act are 15,149,666 shares of common stock issuable upon conversion of the Preferred Stock being registered hereby, including up to 14,719,666 shares of common stock issuable upon conversion of shares of Preferred Stock issuable as payment in kind for quarterly dividends accruing on the purchased shares of Preferred Stock through the first eight quarterly dividend periods. The number of common shares issuable is based on an initial conversion price of $3.00 per share, subject to adjustment under certain circumstances.

PLAN OF DISTRIBUTION

We are registering for resale a total of up to (i) 260,159 shares of our Preferred Stock and (ii) 97,275,532 shares of our Common Stock, consisting of 86,719,666 shares initially issuable upon conversion of the Preferred Stock, up to 10,055,866 shares issued in the Goldking Acquisition and up to 500,000 shares issuable upon exercise of warrants issued in the September 2006 Loan Transaction.

All fees, costs, expenses and fees in connection with the registration of the Preferred Stock and the shares of Common Stock offered for resale under this prospectus will be borne by us. Brokerage commissions, if any, attributable to the sale of shares of Registered Stock will be borne by the selling security holders.

The selling security holders may sell the Registered Stock directly or through brokers, dealers or underwriters who may act solely as agents or may acquire the Registered Stock as principals. The selling security holders may distribute the Registered Stock in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales;

•	transactions involving cross or block trades or otherwise on the open market;

•	purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

•	to the extent applicable, “at the market” to or through market makers or into an existing market;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

•	any combination of the above, or by any other legally available means.

Selling security holders will not be restricted as to the price or prices at which the selling security holders may sell their shares of Registered Stock covered by this prospectus and any sales may be made at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of the sale. Sales of the shares of Common Stock covered by this prospectus by the selling security holders may depress the market price of the Preferred Stock or our common stock since the number of shares which may be sold by the selling security holders is very large compared to the historical average weekly trading volume of our common stock, which has been quite low. Accordingly, if the selling security holders were to sell, or attempt to sell, all of such securities at once or during a short time period, we believe such a transaction would dramatically adversely affect the market price of our common stock.

From time to time a selling security holder may pledge its Preferred Stock or shares of Common Stock covered hereby under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling security holder, the broker or such third party may offer and sell any pledged securities from time to time.

In effecting sales, brokers and dealers engaged by a selling security holder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling security holder or, if the broker-dealer acts as agent for the purchaser of the Registered Stock, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of shares of Registered Stock at a stipulated price, and to the extent the broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire securities as principal may then resell those securities from time to time in transactions: in the over-the counter market or otherwise; at prices and on terms prevailing at the time of sale; at prices related to the then-current market price; or in negotiated transactions.

Resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of the Registered Stock commissions as described above.

The selling security holders may also sell the shares of Common Stock covered by this prospectus in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Registered Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of such Registered Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We know of no existing arrangements between stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Registered Stock being offered under this prospectus.

NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the National Association of Securities Dealers (NASD) participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

•

whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•

in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

The selling security holders are subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the SEC’s rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the Registered Stock by the selling security holders.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the Registered Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained. There can be no assurance that any selling security holder will sell any or all of the Registered Stock.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Registered Stock against certain liabilities, including liabilities arising under the Securities Act. We and the selling security holders have each agreed to indemnify the other against certain liabilities, including liabilities under the Securities Act or the Exchange Act arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement of which this prospectus is a part, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. For more information, please review our amended and restated Certificate of Incorporation and Bylaws.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of preferred stock, $.001 par value per share. Of the 1,000,000 shares of preferred stock, 750,000 shares are designated as 10% Senior Redeemable Convertible Preferred Stock.

Common Stock

As of September 18, 2007, there were 77,941,679 shares of our common stock issued and outstanding, which were held by an estimated 2,300 beneficial owners. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the right of holders of any preferred stock then outstanding, holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Our board of directors may, without stockholder approval, issue preferred stock from time to time as shares of one or more classes or series. Subject to the provisions of our amended and restated Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of common stock.

Delaware Anti-Takeover Law and Charter and By-law Provisions

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

•

prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned a least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of our stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a “business combination” generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an “interested stockholder” is generally a person who, together with its affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation’s outstanding voting securities within three years prior to the determination of interested stockholder status.

DESCRIPTION OF PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations governing our 10% Senior Redeemable Convertible Preferred Stock (which we refer to herein as the “Preferred Stock”) and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Designations incorporated by reference elsewhere in this prospectus.

General

On May 15, 2007, we issued 180,000 shares of Preferred Stock in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act. The Preferred Stock has a par value of $0.01 per share and a liquidation value of $1,000 per share. On June 5, 2007, we issued an additional 36,000 shares of Preferred Stock pursuant to that option granted to the initial purchaser in the private, unregistered offering.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to our common stock and each other class of our capital stock or series of our preferred stock established after May 15, 2007, the original issue date of the Preferred Stock (which we refer to herein as the “Issue Date”), the terms of which provide that such class or series will rank junior to our Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Junior Stock”);

•

on a parity with any class of our Capital Stock or series of our preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Parity Stock”);

•

junior to each class of our Capital Stock or series of our preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (herein referred to as “Senior Stock”); and

•	junior to all of our existing and future debt obligations.

While any shares of the Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock) without the affirmative vote or consent of the Holders of at least 66 2/3% of the then-outstanding shares of the Preferred Stock and any class or series of Parity Stock then outstanding that has similar voting rights, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Without the consent of any Holder, however, we may authorize, increase the authorized amount of, or issue any class or series of Junior Stock, subject to the restrictive covenants contained in the Preferred Stock. Please read “—Voting Rights” and “—Restrictive Covenants.”

Dividends

Holders are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate per annum of 10% per share on the liquidation preference thereof of $1000 per share of the Preferred Stock (equivalent to $100 per annum per share), which rate is subject to increase as set forth under “—Reset Provision” and under “—Mandatory Redemption.”

Dividends on the Preferred Stock are payable quarterly on March 1, June 1, September 1 and December 1 of each year, commencing September 1, 2007 (each, a “Dividend Payment Date”), at such annual rate, and shall accumulate from (and including) the most recent date on which dividends shall have been paid or, if no dividends have been paid, from (and including) the Issue Date. The dividend paid on a given Dividend Payment Date shall not include or be with respect to the day of such Dividend Payment Date; rather, the dividend payable with respect to the day of such Dividend Payment Date shall be paid on the immediately following Dividend Payment Date. Dividends will be payable to Holders of record as they appear on our stock register at the close of business on the immediately preceding February 15, May 15, August 15 and November 15, as the case may be, or on a record date that may be fixed by our board of directors and that will not be more than 60 days nor less than 10 days preceding the applicable Dividend Payment Date (each, a “Record Date”). Accumulations of dividends on shares of the Preferred Stock will not bear interest. Dividends payable on the Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Preferred Stock for the first dividend period, based upon an Issue Date of May 15, 2007, will be $29.44 per share and will be payable, when, as and if declared by our board of directors, on September 1, 2007. Each subsequent quarterly dividend on the Preferred Stock, when, as and if declared by our board of directors, will be $25.00 per share, subject to adjustments for stock splits, combinations, reclassifications or other similar events involving our Preferred Stock and subject to increase as provided under “—Reset Provision” and “—Mandatory Redemption.”

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of cash or number of shares of our Common Stock or Preferred Stock have been set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. Our ability to declare and pay cash dividends and make other distributions with respect to our Capital Stock, including the Preferred Stock, is limited by the terms of our outstanding indebtedness.

In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to the Preferred and Common Stock Offering—We may not be able to pay cash dividends on our Preferred Stock. Moreover, we have not previously paid dividends on the shares of our Common Stock into which our Preferred Stock is convertible and do not anticipate doing so in the foreseeable future.”

Reset Provision

If the volume weighted average price of our common stock for the 30 trading days up to and including April 30, 2008 is less than $2.50 (the “Reset Threshold”) then, effective as of May 1, 2008, the Conversion Price will decrease to the higher of (A) $1.75 (the “Indicated Price”) or (B) the volume weighted average price of our common stock for the 30 trading days up to and including April 30, 2008 plus 10%, provided that in the event that the Conversion Price is decreased to the Indicated Price, the rate at which cumulative dividends accrue on the Preferred Stock will increase by 200 basis points, all set forth above is subject to adjustment as set forth under “Conversion Price Adjustment.”

The dividend rate and the Conversion Price will not be adjusted in the event that we meet or exceed the above Reset Threshold. In the event that we do not meet the Reset Threshold, we will notify the Holders of such fact within 30 days of May 1, 2008 and will include in such notice the adjusted dividend rate and Conversion Price.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Preferred Stock, in our sole discretion:

•	in cash;

•	by delivery of additional shares of our Preferred Stock;

•

by delivery of shares of our Common Stock, provided that (i) the volume weighted average price (per share) of our Common Stock for the 15 trading days immediately prior to the applicable Dividend Payment Date equals or exceeds $2.50, $1.75 in the event the reset provision described above is triggered, resulting in a reduction of the Conversion Price or $1.40 in the event we fail to redeem the shares of Preferred Stock “put” to us for redemption, resulting in a reduction of the

Conversion Price, and (ii) we provide written notice to the Holders, either by mail, facsimile, press release or other publication, 10 trading days prior to the applicable Record Date, of our intention, subject to the satisfaction of the above-described volume weighted average price condition, to pay the dividends payable on such Dividend Payment Date in shares of our Common Stock; or

•	through any combination of cash and shares of our Preferred Stock and Common Stock (subject to the satisfaction of the above-described volume weighted average price condition).

If we elect to make any such payment, or any portion thereof, in shares of our Preferred Stock, such shares shall be valued at their liquidation preference (i.e., $1000 per share). If we elect to make any such payment, or any portion thereof, in shares of our Common Stock, such shares shall be valued at 97% of the then-Market Value at the time of such payment (as defined below under “—Conversion Price Adjustment”).

We will make each dividend payment on the Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our Preferred Stock or Common Stock or to the extent we are prohibited contractually or by law from making dividend payments in cash. See “- Dividends” above. We will give the Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our Common Stock or Preferred Stock 10 trading days prior to the Record Date for such dividend.

If permitted by the terms of our then-outstanding indebtedness, we will pay, in connection with any dividend payment on our Preferred Stock, a cash payment, based on (x) the liquidation preference or (y) the closing sale price of our Common Stock on the trading day immediately preceding the Dividend Payment Date, in lieu of the delivery of a fractional share of our Preferred Stock or Common Stock (as the case may be) to which a Holders would otherwise be entitled; if we are not so permitted, in the case of dividends we elect to pay in shares of our Common Stock, we will “round up” any fractional share of our Common Stock into a whole share of our Common Stock and, in the case of dividends we elect to pay in shares of our Preferred Stock, we will deliver shares of our Common Stock, valued at 97% of the then-Market Value at the time of such payment, in lieu of the delivery of a fractional share of our Preferred Stock, and will “round up” any resulting fractional share of our Common Stock into a whole share of our Common Stock.

To the extent we determine that a shelf registration statement is required in connection with the issuance of, or for resales of, shares of our Common Stock and/or Preferred Stock issued in payment of a dividend, including dividends paid in connection with a conversion, we will use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until such time as all such shares of our Common Stock and/or Preferred Stock have been resold thereunder.

Payment Restrictions

Unless all accrued, cumulated and unpaid dividends on the Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

•

declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•

redeem, purchase or otherwise acquire any Junior Stock or pay or make any monies available for a sinking fund for such Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional shares of any Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock;

•

declare or pay any dividend or make any distribution of assets on any Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•

redeem, purchase or otherwise acquire any Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange, provided, however, that in the case of a redemption, purchase or other acquisition of Parity Stock upon conversion into or exchange for other Parity Stock (A) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued, cumulated and unpaid dividends, of the Parity Stock that are converted into or exchanged for such other Parity Stock, (B) the aggregate number of shares of our Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of our Common Stock issuable upon conversion, redemption or exchange of the Parity Stock that are converted into or exchanged for such other Parity Stock and (C) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, anti-dilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not in the good faith judgment of our board of directors materially less favorable, taken as a whole, to us or the Holders than those contained in the Parity Stock that are converted or exchanged for such other Parity Stock.

Mandatory Redemption

On December 1, 2012, each Holder will have the right to cause us to redeem, in cash, from any source of funds legally available therefor and subject to the terms of our then-outstanding indebtedness, all or any of its shares of the Preferred Stock, at a cash price per share equal to the sum of the liquidation preference plus an amount equal to all accrued, cumulated and unpaid dividends on one share of Preferred Stock, whether or not declared prior to that date, for the then-current dividend period until the date that we receive notice of the exercise of this redemption right from the Holder and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to Holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time. If we are not so permitted, Holders will have the right to receive, in lieu of cash in payment of such dividends, an additional number of shares of our Common Stock equal to the amount of dividends otherwise payable divided by the average closing price of our Common Stock for the five trading days ending on the date we receive notice of the exercise of the redemption right. If we fail to redeem the shares of our Preferred Stock “put” to us for redemption pursuant to the Holders’ redemption option discussed above then, effective as of the day immediately following our failure to redeem (A) the Conversion Price then in effect will decrease to 80% of the Conversion Price then in effect and (B) the rate at which cumulative dividends accrue on the Preferred Stock will increase by 200 basis points, each subject to adjustment as set forth under “Conversion Price Adjustment.

Optional Redemption

Prior to December 1, 2012, we will not have the option of redeeming all or any portion of the outstanding Preferred Stock. At any time after December 1, 2012, we may only exercise this redemption right if a registration statement covering resales of the Preferred Stock and the shares of our Common Stock issuable upon the conversion of the Preferred Stock is effective. If less than all the outstanding shares of Preferred Stock are to be redeemed, such partial redemption shall be effected on a pro rata basis or as nearly thereto as practical.

The “Optional Redemption Price” means an amount in cash per share equal to the liquidation preference plus any accrued, accumulated and unpaid dividends, whether or not declared. To exercise the redemption right described above, we must issue a press release for publication announcing such redemption. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than four business days after the date of the press release) announcing our intention to redeem the Preferred Stock. The redemption date will be a date selected by us (which we will refer to as the “Optional Redemption Date”) and will be no more than 10 calendar days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and the notice of redemption shall state, as appropriate:

•	the Optional Redemption Date;

•	the number of shares of Preferred Stock to be redeemed;

•	the Optional Redemption Price; and

•	that dividends on the Preferred Stock redeemed will cease to accrue on the Optional Redemption Date.

On and after the Optional Redemption Date, dividends will cease to accrue on the Preferred Stock called for optional redemption, and all rights of the Holders, including the right to convert such shares of the Preferred Stock into shares of our Common Stock, will terminate, except for the right to receive the Optional Redemption Price payable upon the redemption thereof.

Conversion Rights

Each share of Preferred Stock is convertible at the option of the Holders thereof into approximately 333.33 shares of our Common Stock (based on an initial conversion price of $3.00 per share of Common Stock, subject to adjustment as described under “—Reset Provision”, “—Mandatory Redemption” and “—Conversion Price Adjustment” (such initial conversion price, as adjusted, the “Conversion Price”).

The Holders at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date provided, that if our Company has exercised its option under “Optional Redemption” below, no such payment is required. A Holder on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Preferred Stock on that date, and the converting Holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion.

Notwithstanding the foregoing, if shares of the Preferred Stock are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and we have called such shares of the Preferred Stock for redemption during such period on such corresponding Dividend Payment Date pursuant to the optional redemption provisions described above or we have specified a Change of Control Purchase Date (as defined below) during such period or on such corresponding Dividend Payment Date pursuant to the Change of Control redemption provisions described below, the Holder who tenders such shares for conversion will receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of its shares of the Preferred Stock for conversion.

Except as provided above with respect to a voluntary conversion, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon conversion.

Conversion Prior to June 1, 2010

In addition to the conversion shares and cash for fractional shares described herein, in the event a Holder elects to convert Preferred Stock prior to June 1, 2010, such Holder shall be entitled to receive a make-whole premium. This amount will consist of the present value of all required dividends on the Preferred Stock as if paid in cash from the date of such conversion through June 1, 2010 (including any accrued but unpaid dividends), computed using a discount rate equal to the Reinvestment Yield determined on the date of conversion (the “Conversion Make-Whole Amount. The Company shall have 30 days from the date of conversion to pay the Conversion Make-Whole Amount.

Such payment shall be payable, at our option, in cash, shares of our Common Stock, or a combination of cash and shares. Any such shares of our common stock will be valued at the volume weighted average closing sale prices of such common stock on the American Stock Exchange for the 10 consecutive trading days ending the last trading day before the Holder delivers a notice of such conversion and the number of shares of our common stock to be delivered to Holders in satisfaction of such stock payment election will be at a 10% discount to the stock price.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, subject to the rights of holders of any outstanding Senior Stock or Parity Stock, each Holder of our Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including Common Stock), a liquidation preference in the amount of $1000 per share of the Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Preferred Stock and all Parity Stock are not paid in full, the Holders and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the Holders will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other Offering, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The Holders have no voting rights except as set forth below or as otherwise required by Delaware law.

If (i) the dividends on the Preferred Stock or any other Parity Stock having similar voting rights are in arrears and unpaid for two or more years, (ii) we fail to redeem the shares of our Preferred Stock “put” to us for redemption pursuant to the Holders’ redemption option discussed above (see “—Mandatory Redemption”) or (iii) we fail to redeem the shares of our Preferred Stock “put” to us for redemption in connection with a Change of Control as discussed below (see “—Redemption Upon a Change of Control”), the Holders, voting as a single class with any such Parity Stock, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock or any such Parity Stock has been paid in full or we have paid the redemption price payable with respect to the shares of our Preferred Stock “put” to us for redemption pursuant to the mandatory redemption provision, as the case may be (the “Control Period”). During the Control Period, Holders shall continue to have all rights to which they are entitled as Holders including, but not limited to, the payment of dividends.

The affirmative vote or consent of the Holders of at least 66 2 /3% of the then-outstanding Preferred Stock will be required to waive any of the covenants set forth below under “—Restrictive Covenants.”

In addition, the affirmative vote or consent of the Holders of at least 66  2/3% of the then-outstanding Preferred Stock will be required for the authorization or issuance of any class or series of Senior Stock or Parity Stock (or any security convertible into Senior Stock or Parity Stock) and for amendments to our amended and restated certificate of incorporation that would affect adversely the rights of Holders. However, the Certificate of Designations provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Junior Stock will not require the consent of the Holders, and will be deemed not to adversely affect the rights of the Holders. In addition, the Certificate of Designations provides that any amendment, alteration or repeal of any of the provisions of our certificate of incorporation occurring in connection with any merger or consolidation of us of the type described in clause (a) of the definition of reorganization event (as defined in the Certificate of Designations) or any statutory exchange of our securities with another Person (other than in connection with a merger or acquisition) of the type described in clause (d) of the definition of reorganization event shall be deemed not to adversely affect the rights of the Holders of our Preferred Stock, provided that, subject to a Holders’ right to convert its shares of our Preferred Stock following the occurrence of a cash acquisition (as defined in the Certificate of Designations), in the event that we do not survive the transaction, the shares of our Preferred Stock will become shares of the successor Person, having in respect of such successor Person the same rights, preferences or voting powers of the Holders immediately prior to the consummation of such merger, consolidation, or statutory exchange and shall be convertible into the kind and amount of net cash, securities and other property as determined in accordance with the provisions governing reorganization events as described in the Certificate of Designations, provided further that following any such merger, consolidation or statutory exchange, such successor Person shall succeed to and be substituted for us with respect to, and may exercise all of our rights and powers under, the Preferred Stock.

In all cases in which the Holders shall be entitled to vote, each share of Preferred Stock shall be entitled to one vote. Where the Holders are entitled to vote as a class with holders of any class or series of Parity Stock, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares.

Upon written request to our corporate secretary by the Holders representing at least 25% of the voting power of the Preferred Stock and any class or series of Parity Stock, considered as a single class, a special meeting of such stockholders shall be held on the earliest practicable date upon the giving of notice as is required for annual meetings of stockholders. Notwithstanding the foregoing, no such meeting shall be called during the 60-day period immediately preceding the date fixed for the next annual meeting of our stockholders, in which case the election of directors by the Holders of shares of the Preferred Stock and Parity Stock shall be held at such annual meeting of stockholders.

Fractional Shares

If permitted by the terms of our then-outstanding indebtedness, we will pay, in connection with the voluntary conversion of our Preferred Stock, a cash payment, based on the closing sale price of our Common Stock on the trading day immediately preceding the date of conversion, in lieu of the delivery of a fractional share of our Common Stock to which a Holder would otherwise be entitled; if we are not so permitted, we will “round up” any such fractional share of our Common Stock into a whole share of our Common Stock.

See “—Method of Payment of Dividends” above for a discussion of our treatment of fractional shares of our Common Stock and Preferred Stock in connection with dividend payments on our Preferred Stock made in shares of our Common Stock and/or Preferred Stock.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas to be set forth in the Certificate of Designations) upon the occurrence of certain events, including:

•	any payment of a dividend (or other distribution) payable in shares of our Common Stock on any class of our Capital Stock other than the Preferred Stock;

•

any issuance of our Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than $2.50 per share (other than the Consideration Shares, shares issuable pursuant to stock options issued pursuant to our stock incentive plans or shares issuable pursuant to currently outstanding convertible or exchangeable securities or warrants), in which event the Conversion Price will be adjusted according to the following formula:

CP’	=	CP0 x ((S0 x P0) + (Si x Pi)) / Sn / P0

Where:

CP’	=	Conversion Price in effect after such issuance

CP0	=	Conversion Price in effect immediately before such issuance

S0	=	Number of shares of our Common Stock outstanding as of the date hereof

P0	=	$

Si	=	Shares of our Common Stock issued for which the Conversion Price will be adjusted

Pi	=	Price at which our shares of our Common Stock are issued for which the Conversion Price will be adjusted

Sn	=	Number of shares of our Common Stock outstanding immediately following such transaction

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $1.75 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this “—Conversion Price Adjustment” caption;

•	any subdivision, combination or reclassification of our Common Stock;

•

any dividend or distribution to all holders of shares of Common Stock made pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable upon the Preferred Stock;

•	any distribution by us consisting exclusively of cash to all holders of our Common Stock, in which event the Conversion Price will be adjusted by multiplying:

(1) the Conversion Price by

(2) a fraction, the numerator of which will be the Market Value (as defined below) of a share of our Common Stock minus the amount per share of such dividend, and the denominator of which will be the Market Value of a share of our Common Stock.

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $1.75 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this “—Conversion Price Adjustment” caption; or

•

a distribution to all holders of our Common Stock consisting of evidences of indebtedness, shares of Capital Stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above), in which event the Conversion Price will be adjusted by multiplying:

(1) the Conversion Price by

(2) a fraction, the numerator of which will be the Market Value of a share of our Common Stock minus the fair market value (as determined in good faith by our board of directors, whose determination shall be conclusive) of the portion of the evidences of indebtedness, shares of Capital Stock or assets so distributed applicable to one share of our Common Stock, and the denominator of which will be the Market Value of a share of our Common Stock.

Notwithstanding the foregoing, in no event will the Conversion Price be adjusted to less than $1.75 pursuant to this paragraph, subject to adjustment in accordance with the first, third and fourth bullet points under this caption “—Conversion Price Adjustment.”

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% in such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% more of the Conversion Price, no later than November 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a reduction in the Conversion Price, we will comply with the requirements of applicable federal and state securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with such a reduction in the Conversion Price.

The term “Market Value” means the average closing sale price of our Common Stock for a 10 consecutive trading day period on the American Stock Exchange (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the Common Stock) ending immediately prior to the date of determination.

Following any reclassification, consolidation or merger of our company with or into another Person or any merger of another Person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of Preferred Stock then outstanding will, upon conversion of such Preferred Stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event.

Adjustment of Conversion Rate upon a Fundamental Change

We must give notice of each Fundamental Change (as defined below) to all record holders of our Preferred Stock on a date (the “Fundamental Change Notice Date”) that is within 10 trading days after the effective date of the Fundamental Change (the “Effective Date”). If a Holder converts its shares of the Preferred Stock at any time beginning at the opening of business on the trading day immediately following the Effective Date and ending at the close of business on the 30th trading day immediately following the Effective Date, we will increase the conversion rate by a number of shares of our Common Stock as described below and correspondingly decrease the Conversion Price. The increase in the conversion rate will be expressed as a number of additional shares of our Common Stock per share of the Preferred Stock and is based on the Effective Date and the price, referred to as the “Share Price,” paid, or deemed to be paid, per share of our Common Stock in the transaction constituting the Fundamental Change. If holders of shares of our Common Stock receive only cash in the Fundamental Change, the Share Price shall be the cash amount paid per share of our Common Stock. In all other cases, the Share Price will be the Market Value (as defined above) as of the Effective Date.

The following table sets forth the Share Price, Effective Date and the increase in the conversion rate, expressed as a number of additional shares of our Common Stock to be received for each share of our Preferred Stock, upon a conversion in connection with a Fundamental Change.

Additional Shares of Common Stock

	Effective Share Price
Effective Date	2.50	2.75	3.00	3.25	3.50	3.75	4.00	4.25	4.50	4.75
May 1, 2007	89.719	67.557	50.694	36.824	26.453	17.609	11.561	6.511	3.171	1.065
May 1, 2008	89.822	67.764	50.616	37.223	26.722	18.431	11.885	6.702	2.599	0.000
May 1, 2009	91.475	68.882	51.417	37.849	27.266	18.949	12.423	7.278	3.216	0.000
May 1, 2010	88.887	65.896	48.341	34.876	24.514	16.490	10.269	5.432	1.674	0.000
May 1, 2011	82.489	58.848	41.307	28.266	18.558	11.316	5.898	1.835	0.000	0.000
May 1, 2012	69.370	41.924	22.245	8.599	0.000	0.000	0.000	0.000	0.000	0.000

(1)

The Share Prices set forth in the above table will be adjusted as of any date on which the Conversion Price is adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price. In addition, the number of additional shares in the table will be subject to adjustment in a manner corresponding to the adjustments made to the Conversion Price.

The exact Share Price and Effective Date may not be set forth on the table, in which case:

•

if the Share Price is between two Share Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares of our Common Stock to be received for each share of Preferred Stock will be determined by straight-line interpolation between the number of additional shares of our Common Stock to be received for each share of Preferred Stock set forth for the higher and lower Share Prices and the two Effective Dates, as applicable, based on a 365-day year;

•

if the Share Price is in excess of $4.75 per share (subject to adjustment in the same manner as the Share Prices in the table above), no additional shares of our Common Stock will be issued upon conversion of the Preferred Stock; and

•

if the Share Price is less than $2.50 per share (subject to adjustment in the same manner as the Share Prices in the table above), no additional shares of our Common Stock will be issued upon conversion of the Preferred Stock.

Our obligation to increase the conversion rate by the additional shares of our Common Stock could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles relating to available remedies and applicable law.

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

•

we consolidate with, amalgamate or merge with or into, another Person, or any Person consolidates with, or amalgamates or merges with or into, us, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;

•

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, our voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of such Person or group;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•

the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of Beneficial Ownership of more than 50% of the aggregate voting power of our voting shares; or

•

during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger, consolidation or amalgamation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger, consolidation or amalgamation consists of Common Stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof, any full member state of the European Union, Canada, or any political subdivision thereof, Australia or Switzerland and traded on a national securities exchange or on an over-the-counter market in the United States (or which will be so traded or quoted when issued or exchanged in connection with such transaction). Any such transaction described in this paragraph is referred to herein as a “Qualifying Transaction.”

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Redemption upon a Change of Control

In addition to the rights described above under “—Adjustment of Conversion Rate Upon a Fundamental Change,” if a Change of Control (as defined below) occurs (regardless of whether such Change of Control constitutes a “Fundamental Change”), each Holder will have the right to require us to redeem, in cash from any source of funds legally available therefor and provided we are permitted to do so under the terms of our then-outstanding indebtedness, all or any of its shares of Preferred Stock on the date that is 45 days after the date we give notice of a Change of Control (which we refer to herein as the “Change of Control Purchase Date”) at a cash price per share (which we refer to herein as the “redemption price”) equal to the sum of (1) the liquidation preference, plus (2) all accrued, cumulated and unpaid dividends on one share of Preferred Stock, whether or not declared prior to that date, for the then-current dividend period to, but excluding, the Change of Control Purchase Date and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date).

If a Change of Control occurs, we will pay the redemption price to the Holders on the Change of Control Purchase Date announced by us in the Change of Control notice. Within 10 trading days after the occurrence of such Change of Control, we will give notice to all Holders, stating, among other things, (1) the occurrence of a Change of Control and their resulting redemption right, (2) the redemption price and the Change of Control Purchase Date and (3) instructions that a Holder must follow to exercise its redemption right. If the Change of Control constitutes a Fundamental Change, the notice to Holders of their redemption rights and the required notice of the Fundamental Change may be combined into a single notice.

In order to exercise the redemption right upon a Change of Control, a Holder must deliver, prior to the Change of Control Purchase Date, a Change of Control redemption notice stating among other things:

•	if certificated shares of Preferred Stock have been issued, the certificate numbers of the shares to be delivered for redemption; and

•	the number of shares of Preferred Stock to be redeemed.

If the shares of Preferred Stock are not in certificated form, a Holder’s Change of Control redemption notice must comply with appropriate DTC procedures.

A Holder may withdraw any Change of Control redemption notice by a written notice of withdrawal delivered to the transfer agent prior to the close of business on the business day prior to the Change of Control Purchase Date. The notice of withdrawal must state:

•	the number of shares that are being withdrawn;

•	if certificated shares have been issued, the certificate numbers of the withdrawn shares; and

•	the number of shares, if any, which remain subject to the Change of Control redemption notice.

Payment of the redemption price for shares of Preferred Stock for which a Change of Control redemption notice has been delivered and not validly withdrawn is conditioned upon delivery of the shares, together with necessary endorsements, to the transfer agent at any time after delivery of the Change of Control redemption notice. Payment of the Change of Control redemption price for shares of Preferred Stock will be made promptly following the later of the Change of Control purchase date or the time of delivery of such shares.

A “Change of Control” will be deemed to have occurred at such time after the Issue Date when any Fundamental Change has occurred, or when any event has occurred that would constitute a Fundamental Change but for the fact that the triggering event is a Qualifying Transaction.

Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the Change of Control redemption option becomes available to Holders. We will comply with this rule to the extent applicable at that time.

We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule or make any filings required under the Exchange Act in connection with any offer by us to redeem shares of the Preferred Stock at the option of the Holders upon a Change of Control. In some circumstances, this Change of Control redemption provision of the Preferred Stock may make more difficult or discourage a takeover of us and thus the removal of incumbent management.

Restrictive Covenants

Capitalized terms used in the following discussion and not otherwise defined in the following discussion shall have the meaning ascribed to such terms elsewhere in this prospectus under “—Certain Definitions.”

Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, our Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of our Company will be, after giving effect to the incurrence thereof, greater than 2.5 to 1.0.

(b) The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of our Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of our Company or such Domestic Restricted Subsidiary, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of our Company or such Domestic Restricted Subsidiary.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of our Company and dividends and distributions payable to our Company or another Restricted Subsidiary of our Company) on or in respect of shares of Capital Stock of our Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of our Company or its Restricted Subsidiaries (other than the Preferred Stock and any such Capital Stock held by our Company or any Restricted Subsidiary);

(3) make any payment on, purchase, redeem, prepay, decrease or otherwise acquire or retire for value any Junior Stock or Parity Stock of our Company or any Restricted Subsidiary; or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) our Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness;” or

(ii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of our Company earned during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of our most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by our Company from any Person (other than a Subsidiary of our Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of our Company; plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by our Company from holders of our Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of our Company that have been converted into or exchanged for Qualified Capital Stock of our Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by our Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by our Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by our Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clauses (ii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of our Company financed directly or indirectly using funds borrowed from our Company or any Subsidiary of our Company, shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2) the acquisition of any shares of Qualified Capital Stock of our Company, either (i) solely in exchange for other shares of Qualified Capital Stock of our Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of our Company) of shares of Qualified Capital Stock of our Company or a cash capital contribution received by our Company from holders of our Capital Stock within 60 days after such exchange, sale or receipt of such cash capital contribution;

(3) the acquisition of any Junior Stock or Priority Stock of our Company either (i) solely in exchange for shares of Qualified Capital Stock of our Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of our Company) of shares of Qualified Capital Stock of our Company or a cash capital contribution received by our Company from holders of our Capital Stock within 60 days after such sale or receipt of such cash capital contribution;

(4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of our Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of our Company) of shares of Qualified Capital Stock of our Company or a cash capital contribution received by our Company from holders of our Capital Stock within 60 days after such sale or receipt of such cash capital contribution;

(5) the repurchase or other acquisition of shares of Capital Stock of our Company, from employees, former employees, directors or former directors of our Company or its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the board of directors of our Company under which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the board of directors of our Company; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $600,000 plus up to $600,000 of any unutilized amounts from the preceding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by our Company (to the extent contributed to our Company) and its Restricted Subsidiaries subsequent to the Issue Date;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(7) payments or distributions to dissenting stockholders of Capital Stock of our Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Preferred Stock applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of our Company or any of its Restricted Subsidiaries;

(8) the application of the proceeds from the issuance of the Notes or the Preferred Stock on or about the Issue Date as described under the “Use of Proceeds” section of this offering circular; and

(9) other Restricted Payments not to exceed $6.0 million in the aggregate since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (ii) of the first paragraph of this “Limitation on Restricted Payments” covenant, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a) and (4)(ii) shall be included in such calculation.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) our Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by our Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents or assets described in the following clause (3)(b) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of our Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Preferred Stock) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to our Company or any of its Subsidiaries with respect to such liabilities; and

(3) our Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to permanently repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder;

(b) to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, our Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the board of directors of our Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by our Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders, the maximum outstanding Preferred Stock that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the liquidation preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including and amount in cash equal to a prorated dividend for the period from the immediately preceding dividend payment date to the Net Proceeds Offer Payment Date); provided, however, that if at any time any non-cash consideration received by our Company or any Restricted Subsidiary of our Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $6.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $6.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of our Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of our Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of our Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant. In addition, the Fair Market Value of such properties and assets of our Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date and shall comply with the procedures set forth in the Preferred Stock. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Preferred Stock in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Preferred Stock in an amount exceeding the Net Proceeds Offer Amount, Preferred Stock of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Preferred Stock pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Preferred Stock, our Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Preferred Stock by virtue of such compliance.

The agreements governing our Indebtedness (including the Notes) contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the Holders of their right to require our Company to purchase the Preferred Stock outstanding upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on our Company. In addition, our ability to pay cash to the Holders upon a repurchase may be limited by our then existing financial resources.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of our Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to our Company or any other Restricted Subsidiary of our Company; or

(3) transfer any of its property or assets to our Company or any other Restricted Subsidiary of our Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) the Preferred Stock;

(c) customary non-assignment provisions of any lease of any Restricted Subsidiary of our Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date (including the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Preferred Stock to any Person pending the closing of such sale;

(g) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(h) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Preferred Stock; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(i) restrictions in other Indebtedness incurred in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness” (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of board of directors of our Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as reasonably determined by our Company) and our Company determines that any such encumbrance or restriction will not materially affect our ability to make payments on the Preferred Stock; or

(j) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to our Company in any material respect as determined by the board of directors of our Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to our Company or to a Wholly-Owned Restricted Subsidiary of our Company) or permit any Person (other than our Company or a Wholly-Owned Restricted Subsidiary of our Company) to own or hold any Capital Stock of any Restricted Subsidiary of our Company (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Limitation on Restricted Payments” covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “—Limitation on Asset Sales” covenant.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of our Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of our assets (determined on a consolidated basis for our Company and our Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) our Company shall be the surviving or continuing corporation; or

(b) the Person (if other than our Company) formed by such consolidation or into which our Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of our Company and of our Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume all obligations under the Preferred Stock, the Certificate of Designations and the Registration Rights Agreement on the part of our Company to be performed or observed thereunder;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), our Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of our Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction).

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of our Company the Capital Stock of which constitutes all or substantially all of the properties and assets of our Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of our Company.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of our Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $3.0 million shall be approved by a majority of the members of our board of directors (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If our Company or any Restricted Subsidiary of our Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $6.0 million, our Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to our Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor.

(b) The restrictions set forth in paragraph (a) of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of our Company or any Restricted Subsidiary of our Company as determined in good faith by our board of directors or senior management;

(2) transactions exclusively between or among our Company and any of our Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Preferred Stock;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Preferred Stock and Permitted Investments of the type described in clauses (9) and (11) of the definition thereof;

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating or reorganizing our Company in another jurisdiction or creating a holding company of our Company;

(6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by our Company or any of our Restricted Subsidiaries in the ordinary course of business;

(7) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions; and

(8) the issuance of Qualified Capital Stock of our Company.

Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

Reports to Holders. The certificate of designations relating to the Preferred Stock will provide that, whether or not required by the rules and regulations of the SEC, so long as any shares of Preferred Stock are outstanding, our Company will furnish to the Holder and, upon request, to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if our Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of our Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of our Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of our Company, if any) and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if our Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations, provided that any breach of this covenant shall be cured upon the furnishing of such late report within 20 days of the date on which such report was required to be furnished.

Notwithstanding the foregoing, our Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by our Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, our Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, our Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any shares of Preferred Stock remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Preferred Stock unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Book-Entry, Delivery and Form

The Preferred Stock were initially issued in the form of global securities deposited with, or on behalf of, DTC, which will act as the initial depositary with respect to the Preferred Stock (the “Depositary”), the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of Preferred Stock that are issued as described below under “—Certificated Preferred Stock” will be issued in definitive form. Upon the transfer of Preferred Stock in definitive form, such Preferred Stock will, unless the global securities have previously been exchanged for Preferred Stock in definitive form, be exchanged for an interest in the global securities representing the liquidation preference of the Preferred Stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary credited, on its book-entry registration and transfer system, the liquidation preference of the Preferred Stock represented by such global securities to the accounts of participants. Ownership of beneficial interests in the global securities is limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in the global securities is to be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Preferred Stock evidenced by the global certificates for all purposes of such Preferred Stock and the Certificate of Designations. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Preferred Stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Preferred Stock in definitive form and will not be considered to be the owner or holder of any Preferred Stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize Beneficial Owners owning through such participants to take such action or would otherwise act upon the instructions of Beneficial Owners owning through them.

All payments on Preferred Stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

Payments by participants or indirect participants to owners of beneficial interest in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Beneficial Ownership interests in the global securities for any Preferred Stock or for maintaining, supervising or reviewing any records relating to such Beneficial Ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Preferred Stock

Subject to certain conditions, the Preferred Stock represented by the global securities is exchangeable for certificated Preferred Stock in definitive form and of like tenor as such Preferred Stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the Preferred Stock represented by the global securities. Any Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

Restrictions on Transfer

With respect to any shares of Preferred Stock that are “restricted securities” on the date of conversion or on the date of a dividend paid in shares of our Common Stock or additional shares of our Preferred Stock, the shares of Common Stock distributed upon conversion or shares of our Common Stock or Preferred Stock issued as a dividend will be treated as “restricted securities,” will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of DTC. With respect to shares of Preferred Stock that are no longer “restricted securities” on a conversion date or a dividend payment date, either as a result of a resale of the Preferred Stock pursuant to a shelf registration statement or otherwise, all shares of Common Stock distributed upon conversion or shares of our Common Stock or Preferred Stock paid as a dividend will be freely transferable without restriction under the Securities Act (other than by our affiliates), and such shares will be eligible for receipt in global form through the facilities of DTC.

Registration Rights

Pursuant to the registration rights agreement entered into on May 15, 2007 between us and the initial purchaser, for the benefit of the Holders of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock or as dividends on the Preferred Stock (collectively, the “Restricted Securities”), we agreed, at our cost:

(a) within 90 days of May 15, 2007, to file a registration statement (a “Shelf Registration Statement”) covering resales of the Restricted Securities pursuant to Rule 415 under the Securities Act;

(b) within 180 days of May 15, 2007, to use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

(c) to use our reasonable best efforts to keep the Shelf Registration Statement effective until such time as the Restricted Securities are eligible to be sold under Rule 144(k) under the Securities Act or until all the Restricted Securities have been sold pursuant to such Shelf Registration Statement. Any Holder selling such securities pursuant to the Shelf Registration Statement is generally required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such Holder (including certain indemnification obligations).

If (1) within 150 days after the closing date of the initial offering consummated on May 15, 2007, the Shelf Registration Statement has not been filed, (2) within 240 days after such closing date, the Shelf Registration Statement has not been declared effective by the SEC or (3) after the Shelf Registration Statement has been declared effective, the Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of the Restricted Securities in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (1), (2) and (3), a “Registration Default”), dividends will accumulate on the Preferred Stock at a rate of 1% per annum above the dividend rate then in effect, subject to adjustment as set forth herein, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. At all other times, dividends will accumulate on the Preferred Stock at the annual rate shown on the cover page of this offering circular, subject to adjustment as set forth herein.

Holders shall have piggy back registration rights and two demand registration rights (or if applicable S-3 shelf).

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Certificate of Designations. For the full definition of all such terms, as well as any other terms used herein for which no definition is provided, reference is made to the Certificate of Designations incorporated by reference elsewhere in this prospectus.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of our Company or at the time it merges or consolidates with or into our Company or any of our Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of our Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to our Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of our Company or the time of such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means:

(1) an Investment by our Company or any Restricted Subsidiary of our Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of our Company or any Restricted Subsidiary of our Company, or shall be merged with or into our Company or any Restricted Subsidiary of our Company, or

(2) the acquisition by our Company or any Restricted Subsidiary of our Company of the assets of any Person (other than a Restricted Subsidiary of our Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by our Company or any of its Restricted Subsidiaries to any Person other than our Company or a Restricted Subsidiary of:

(1) any Capital Stock of any Restricted Subsidiary of our Company; or

(2) any other property or assets of our Company or any Restricted Subsidiary of our Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which our Company or our Restricted Subsidiaries receive aggregate consideration of less than $1.5 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of our Company as permitted under “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(c) any Restricted Payment permitted under “Certain Covenants—Limitation on Restricted Payments,” including a Permitted Investment;

(d) the sale of Cash Equivalents;

(e) the sale or other disposition of used, worn out, obsolete or surplus equipment; and

(f) the abandonment, assignment, lease, sub-lease or farmout of oil and gas properties or, the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business (but not sales of dollar denominated or volumetric production payments, which shall be considered Asset Sales).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and Other Preferred Stock (including the Preferred Stock) of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Common Stock” means our common stock, par value $.001 per share, as the same exists at the date of filing of the Certificate of Designations, or any other class of stock resulting from successive changes or rectifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. However, subject to the provisions of the Certificate of Designations, shares of Common Stock issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of our Company at the date of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware or shares of any class or classes resulting from any rectification or rectifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our Company and which are not subject to redemption by our Company except as provided in the Certificate of Incorporation; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(d) restructuring costs (including employee relocations costs) and integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Other Preferred Stock (including the Preferred Stock) of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees); but excluding the amortization or write-off during such period of capitalized financing or debt issuance costs.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

(10) non-cash charges resulting from the impairment of intangible assets;

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement, between our Company and the lenders party thereto (together with their successors and assigns, the “Lenders”) and the administrative agent named therein (in such capacity, together with its successors and assigns, the “Administrative Agent”), setting forth the terms and conditions of the senior revolving credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) or (15) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of our Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of our Company or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means an exchange offer that may be made by our Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Preferred Stock a like amount of Preferred Stock having substantially identical terms to the Preferred Stock registered under the Securities Act.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the board of directors of our Company acting in good faith; provided, however, that with respect to any price less than $3.0 million only the good faith determination by our senior management shall be required.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Goldking Acquisition” means the acquisition by our Company of all of the issued and outstanding Capital Stock of Goldking pursuant to the Goldking Acquisition Agreement.

“Goldking Acquisition Agreement” means the stock purchase and sale agreement, dated as of April 13, 2007, among our Company, Goldking, and Goldking Energy Holdings, L.P.

“Hedging Obligations” means the obligations of our Company or any of its Restricted Subsidiaries pursuant to agreements (1) designed to protect our Company or any of its Restricted Subsidiaries against (a) fluctuations in interest rates in respect of Indebtedness of our Company or such Restricted Subsidiary or (b) fluctuations in currency exchange rates or commodity prices and (2) entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means the Person in whose name a Preferred Stock is registered on stock books of our Company.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Hedging Obligations; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Certificate of Designations, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture” means the indenture relating to the Notes to be dated as of the Issue Date among our Company, The Bank of New York and the guarantors named therein.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in our Company; and (2) that, in the judgment of the board of directors of our Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If our Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by our Company or any Restricted

Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by our Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by our Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(i) “Investment” shall include the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of our Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, our Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) our “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the board of directors of our Company.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by our Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by our Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by our Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by our Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Obligations” means all obligations for principal, premium, interest, Additional Interest (as defined in the Indenture), (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Preferred Stock hereunder.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of our Company.

“Officers’ Certificate” means a certificate signed by two Officers of our Company, at least one of whom shall be the principal financial officer of our Company, and delivered to the Holders.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

“Opinion of Counsel” means a written opinion of counsel.

“Other Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which our Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes and the Guarantees including any Exchange Notes and Exchange Guarantees (as defined in the Indenture);

(2) Indebtedness incurred pursuant to the Credit Agreement (i) pursuant to credit extensions for general corporate purposes in an aggregate principal amount at any time outstanding not to exceed $20.0 million (the “Permitted Amount”) and (ii) in connection with the collateralization of Hedging Obligations (including, without limitation, borrowing funds that are used to provide cash or cash equivalents pledged to secure Hedging Obligations or obtaining letters of credit that are used to provide support for Hedging Obligations) in an aggregate principal amount at any time outstanding not to exceed $20.0 million, less the sum of (a) the aggregate principal amount of repayments and prepayments of any term loans or advances thereunder and (b) the aggregate amount of reductions to the revolving commitments thereunder, in each case, contemplated by clause (3)(a) under the caption “—Limitation on Asset Sales;” provided, however, that if our Reserve Report as of December 31, 2007 shows total proved reserves of our Company and its Restricted Subsidiaries (“TPR”) in an amount greater than 141.8 Bcfe (“2007 TPR”) then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which 2007 TPR exceeded 141.8 Bcfe; provided, further, however, that if our Reserve Report as of any six-month anniversary of December 31, 2007 (each such date, a “Test Date”) shows TPR (the amount of such TPR, the “Current TPR Amount”) in an amount greater than (i) the TPR shown in our Reserve Report most recently prepared as of a date at least six months prior to such Test Date (the amount of such TPR, the “Prior TPR Amount”), (ii) the TPR shown in each of our Reserve Reports as of any date prior to the Test Date and subsequent to the Issue Date and (iii) 141.8 Bcfe, then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which the Current TPR Amount exceeded the Prior TPR Amount; provided further, that the aggregate principal amount of the Permitted Amount shall not exceed $50.0 million after giving effect to all increases permitted by this clause (2);

(3) other Indebtedness of our Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Hedging Obligations of our Company or any of its Restricted Subsidiaries;

(5) Intercompany Indebtedness of our Company or a Restricted Subsidiary for so long as such Indebtedness is held by our Company or a Restricted Subsidiary; provided that if as of any date any Person other than our Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days after our Company obtains knowledge thereof of incurrence;

(7) Indebtedness of our Company or any of its Restricted Subsidiaries represented by letters of credit for the account of our Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, bonds and completion guarantees described in the following clause in the ordinary course of business;

(8) obligations in respect of plugging and abandonment, performance, bid and surety bonds and completion guarantees provided by our Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of our Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by our Company in connection with such Refinancing)) not to exceed $12.0 million at any time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by our Company or a Restricted Subsidiary of Indebtedness incurred by our Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by our Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Certificate of Designations;

(12) Indebtedness arising from agreements of our Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by our Company and the Subsidiary in connection with such disposition;

(13) Indebtedness of our Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Preferred Stock in full in accordance with the Certificate of Designations;

(14) Indebtedness solely represented by premium financing or similar payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practices; and

(15) additional Indebtedness of our Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $6.0 million at any time outstanding.

For purposes of determining compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, our Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Indebtedness of the type described in clause (2) above that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by such clause (and for the avoidance of doubt, not clause (3) above). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1) Investments by our Company or any Restricted Subsidiary of our Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into our Company or a Restricted Subsidiary, or that transfers or conveys all or substantially all of its assets to our Company or a Restricted Subsidiary;

(2) Investments in our Company by any Restricted Subsidiary of our Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to our then existing Indebtedness;

(3) Investments in cash and Cash Equivalents;

(4) Hedging Obligations in compliance with “—Limitation on Incurrence of Additional Indebtedness” covenant;

(5) Investments in the Preferred Stock;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7) Investments made by our Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “—Limitation on Asset Sales” covenant;

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of our Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.5 million at any one time outstanding;

(10) advances to suppliers and customers in the ordinary course of business; and

(11) additional Investments in an aggregate amount not to exceed $6.0 million at any time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchase Money Indebtedness” means Indebtedness of our Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by our Company or any Restricted Subsidiary of our Company of Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to Permitted Indebtedness) or clause (1), (3) or (10) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, between our Company and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

“Reinvestment Yield” means a discount rate equal to 0.5% over the yield (i) reported as of 10:00 a.m. (New York City time) on the date of conversion, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets or, if Page PX1 (or its successor screen on Bloomberg Financial Markets) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity closest to June 1, 2010 or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the date of the conversion, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a maturity closest to June 1, 2010. Such yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and later than the period from the date of such conversion June 1, 2010 and (2) the actively traded U.S. Treasury security with the maturity closest to and earlier than June 1, 2010. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the dividend of the applicable share of Preferred Stock.

“Reserve Report” means the report relating to the estimates of our proved reserves prepared by independent petroleum engineers.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of our Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, our Company or any other Subsidiary of our Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) our Company certifies to the Holders that such designation complies with the “—Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of our Company or any of its Restricted Subsidiaries.

The board of directors of our Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if immediately after giving effect to such designation, our Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant.

Any such designation by the Board of Directors shall be evidenced to the Holders by promptly providing to the Holders a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section (b) of Article TENTH of our Certificate of Incorporation, as well as Article VII of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. In addition, under paragraph (i) of Section (a) of Article TENTH of our Certificate of Incorporation, our directors are not subject to personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102 (b) (7) of the Delaware General Corporation Law provides for the elimination off such personal liability, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York 10016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated balance sheets of Dune Energy, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006, incorporated by reference into this prospectus, have been audited by Malone & Bailey PC, an independent registered public accounting firm, as stated in its report, incorporated by reference into this prospectus (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the restatement of the proved properties impairment expense).

The consolidated balance sheets of Goldking Energy Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, incorporated by reference into this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, incorporated by reference into this prospectus (which report expresses an unqualified opinion on the financial statements).

INDEPENDENT RESERVE ENGINEER

The information incorporated by reference into this prospectus regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves of the operating entities of Dune Energy, Inc. and Goldking Energy Corporation as of December 31, 2006 and prepared by or from estimates prepared by DeGolyer and MacNaughton and Cawley, Gillespie & Associates, Inc., respectively, independent petroleum engineers. Summaries of the reports of DeGolyer and MacNaughton and Cawley, Gillespie & Associates of these estimates filed as exhibits to certain documents have been incorporated by reference into this prospectus in reliance upon the authority of each of those firms as experts in these matters.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$7,370
Legal Fees and Expenses	$35,000
Accountants’ Fees and Expenses	$15,000
Miscellaneous Expenses	$10,000

Total	$67,370

Item 15.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the indemnification provided by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section (b) of Article TENTH of our Certificate of Incorporation, as well as Article VII of our By-Laws, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. In addition, under paragraph (i) of Section (a) of Article TENTH of our Certificate of Incorporation, our directors are not subject to personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102 (b) (7) of the Delaware General Corporation Law provides for the elimination off such personal liability, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

We may also enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our articles of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 16.	Exhibits

Exhibit Nos.	Description

3.1	Amended and Restated Certificate of Incorporation (1)

3.1.1	Certificate of Amendment (2)

3.2	Amended and Restated By-Laws (3)

4.1	Certificate of Designations (4)

4.2	Form of Warrant Agreement dated September 26, 2006 (5)

5.1	Opinion of Eaton & Van Winkle LLP †

10.1	Preferred Stock Registration Rights Agreement, dated May 15, 2007, between the Registrant and Jefferies & Company, Inc. (4)

10.2	Stock Purchase and Sale Agreement, dated effective April 13, 2007, between the Registrant, Goldking Energy Corporation and Goldking Energy Holdings, L.P. (6)

10.3	Form of Registration Rights Agreement between the Registrant and Goldking Energy Holdings, L.P. (6)

23.1	Consent of Counsel, included in Exhibit 5.1

23.2	Consent of Malone & Bailey, PC *

23.3	Consent of Hein & Associates LLP *

23.4	Consent of DeGolyer and MacNaughton *

23.5	Consent of Cawley, Gillespie & Associates, Inc *

24.1	Power of Attorney (see page II-5)

†	Indicates previously filed as an exhibit to this Registration Statement on Form S-3.

*	Indicates filed herewith.

(1)	Previously filed as an exhibit to the Registrant’s 10-KSB for the year ended December 31, 2002, and incorporated by reference herein.

(2)	Previously filed as an exhibit to the Registrant’s 10-Q for the quarterly period ended March 31, 2007, and incorporated by reference herein.

(3)	Previously filed as an exhibit to the Registrant’s Report on Form 8-K, filed on May 19, 2004, and incorporated by reference herein.

(4)	Previously filed as an exhibit to the Registrant’s Report on Form 8-K, filed on May 21, 2007, and incorporated by reference herein.

(5)	Previously filed as an exhibit to the Registrant’s Report on Form 8-K, filed on September 28, 2006, and incorporated by reference herein.

(6)	Previously filed as an exhibit to the Registrant’s Report on Form 8-K, filed on April 18, 2007, and incorporated by reference herein.

Item 17.	Undertakings

(a)	Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) [Inapplicable to the registrant, a domestic issuer]

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(b)	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Incorporated annual and quarterly reports

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)	Request for acceleration of effective date or filing of registration statement becoming effective upon filing.:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) Registration statement permitted by Rule 430A under the Securities Act of 1933:

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on September 21, 2007.

DUNE ENERGY, INC.

By:	/s/ JAMES A. WATT
James A. Watt, Chief Executive Officer
(principal executive officer)

By:	/s/ FRANK T. SMITH, JR.
Frank T. Smith, Jr., Chief Financial Officer
(principal financial and accounting officer)

In accordance with the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities indicated below.

Signature	Capacities	Date

/s/ ALAN GAINES* Alan Gaines	Chairman of the Board	September 21, 2007

/s/ JAMES A. WATT* James A. Watt	Chief Executive Officer (principal executive officer)	September 21, 2007

/s/ FRANK T. SMITH, JR.* Frank T. Smith, Jr.	Chief Financial Officer (principal financial and accounting officer)	September 21, 2007

/s/ RICHARD M. COHEN* Richard M. Cohen	Director and Secretary	September 21, 2007

/s/ STEVEN BARRENECHEA* Steven Barrenechea	Director	September 21, 2007

/s/ ALAN D. BELL* Alan D. Bell	Director	September 21, 2007

/s/ STEVEN M. SISSELMAN* Steven M. Sisselman	Director	September 21, 2007

/s/ WILLIAM E. GREENWOOD* William E. Greenwood	Director	September 21, 2007

(*)By:	/s/ Frank T. Smith, Jr.
Frank T. Smith, Jr., attorney-in-fact

DUNE ENERGY, INC.

INDEX OF EXHIBITS FILED WITH REGISTRATION STATEMENT

Exhibit Nos.

23.2	Consent of Malone & Bailey, PC

23.3	Consent of Hein & Associates LLP

23.4	Consent of DeGolyer and MacNaughton

23.5	Consent of Cawley, Gillespie & Associates, Inc